Exhibit 99.1

W.E.T. Automotive Systems Aktiengesellschaft

Halbjahresbericht 2011

1. Januar bis 30. Juni 2011

Half Year Report 2011

January 1 to June 30, 2011

Bedeutende Ereignisse und Fakten

Significant Events and Facts

•	Weiteres Umsatzwachstum auf 129,0 Mio. € (Vorjahreszeitraum 108,5 Mio. €), EBIT 13,6 Mio. € (Vorjahr 9,8 Mio. €)

Revenue grew further to € 129.0 million (prior year period: € 108.5 million), EBIT € 13.6 million (prior year: € 9.8 million)

•	Ausblick Gesamtjahr 2011 insgesamt unverändert, jedoch bereits deutliche Abschwächung der Umsatz- und Ergebnisdynamik im zweiten Halbjahr erwartet

Outlook is unchanged for the entire 2011 financial year, but revenue and earnings are expected to lose considerable momentum in the second half-year

•	Öffentliches Übernahmeangebot der Amerigon erfolgreich abgeschlossen

Amerigon’s public takeover bid was successfully completed

•	Neue Finanzierungsverträge im Mai 2011 mit Laufzeiten bis 2016 abgeschlossen und umgesetzt

In May 2011, we concluded and implemented new financing agreements that run until 2016

•	Beherrschungs- und Gewinnabführungsvertrag mit Amerigon Europe GmbH am 16. Juni 2011 abgeschlossen; Hauptversammlung der W.E.T. AG erteilte die Zustimmung am 16. August 2011

Domination and Profit and Loss Transfer Agreement with Amerigon Europe GmbH was concluded on June 16, 2011; General Meeting of W.E.T. AG granted approval on August 16, 2011

Konzern Halbjahresbericht 2011

1. Januar bis 30. Juni 2011

Half Year Report Group 2011

January 1 to June 30, 2011

4	Rahmenbedingungen
5	General conditions

4	Ertrags-, Vermögens- und Finanzlage des Konzerns
5	Earnings, assets and financial position of the Group

12	Risikobericht
13	Risk report

16	Prognose
17	Outlook

21	Konzernbilanz
21	Consolidated statement of financial position

23	Konzerngewinn- und Verlustrechnung
23	Consolidated income statement

24	Konzern-Gesamtergebnisrechnung
24	Consolidated statement of comprehensive income

25	Konzernkapitalflussrechnung
25	Consolidated cash flow statement

27	Konzern-Eigenkapitalveränderungsrechnung
28	Consolidated statement of changes in equity

32	Erläuterungen zum Halbjahresbericht
33	Notes to the consolidated half year financial statements

49	Finanzkalender
49	Financial calendar

Erstes Halbjahr 2011 des W.E.T. Konzerns

1. Entwicklung der Automobilbranche

Die W.E.T. Gruppe setzte die positive Geschäftsentwicklung auch im zweiten Quartal fort und bleibt damit weiterhin ein führender Anbieter im thermischen Sitz-komfort. Der weltweite Automobilabsatz hat sich auch im zweiten Quartal insgesamt sehr positiv entwickelt.

Weltweit gesteigerter Automobilabsatz im ersten Halbjahr 2011

Die weltweiten Neuzulassungen von Personenkraftwagen steigerten sich im ersten Halbjahr 2011 erneut gegenüber dem bereits hohen Vorjahresniveau.

So stiegen in den ersten sechs Monaten 2011 die Neuzulassungen beziehungsweise Verkaufszahlen jeweils gegenüber den Vorjahreszahlen in den USA um 12,7% auf 6,3 Mio. und China um 9,7% auf 5,9 Mio. Fahrzeuge. In Europa hingegen sanken die Neuzulassungen um –1,8% auf 7,3 Mio. PKWs, da unter anderem Prämienprogramme in Frankreich und Spanien ausliefen. Der Absatz in Japan war im ersten Halbjahr 2011 wegen der Katastrophe mit –29,0% auf 1,6 Mio. Fahrzeuge stark rückläufig (VDA). Das Erdbeben und der Tsunami zerstörten am 11. März 2011 zahlreiche Produktionsstätten und unterbrachen Zulieferketten. Dies trug neben der gestiegenen weltweiten Nachfrage zu einer globalen Angebotsverknappung, Lieferengpässen und Kostensteigerungen bei.

2. Ertrags-, Vermögens- und Finanzlage

W.E.T. erzielte im ersten Halbjahr 2011 Umsatzerlöse in Höhe von 129,0 Mio. € und erwirtschaftete dabei ein positives operatives Ergebnis in Höhe von 13,6 Mio. €.

2.1. Ertragslage

Umsatzentwicklung

Die Umsatzerlöse stiegen im Berichtszeitraum auf 129,0 Mio. € (Vorjahr 108,5 Mio. €) und lagen damit 18,9% über dem Vorjahr.

Die W.E.T. profitierte von der anhaltenden Belebung der Automobilbranche, insbesondere vom außergewöhnlichen Wachstum des chinesischen Marktes. Zum einen stiegen die Importe von Oberklassefahrzeugen insbesondere von deutschen Herstellern in China signifikant und zum anderen die Fahrzeugproduktion in China deutlich an. Die W.E.T. baute in den vergangenen Quartalen die bereits starke Marktstellung in Asien weiter aus und partizipierte in Europa an der gestiegenen Exportnachfrage Chinas nach Premiumfahrzeugen.

Negativ auf den Konzernumsatz wirkte die Entwicklung der Wechselkursparität zwischen den im Konzern hauptsächlich fakturierten Währungen – insbeson-dere US-Dollar und Chinesischer Renminbi – und der Konzernwährung Euro. Rechnerisch beläuft sich dieser Effekt auf den ausgewiesenen Umsatz auf circa 2,6 Mio. €.

Entwicklung der Umsatzerlöse des W.E.T. Konzerns

In Mio. €	Umsatzerlöse pro Quartal	Entwicklung zum vorherigen Quartal
1. Quartal 2010	52,6	+9%
2. Quartal 2010	55,9	+6%
3. Quartal 2010	57,6	+3%
4. Quartal 2010	60,8	+6%
1. Quartal 2011	65,6	+8%
2. Quartal 2011	63,4	–3%

Die Umsatzerlöse im 2. Quartal 2011 lagen mit 63,4 Mio. € zwar immer noch deutlich über dem 2. Quartal 2010 (55,9 Mio. €), jedoch unter dem starken 1. Quartal 2011 (65,6 Mio. €). Im dynamischen Marktumfeld waren ab dem zweiten Quartal Anzeichen einer geringeren Wachstumsdynamik als auch Effekte aus der Japankatastrophe zu erkennen.

4	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

1. Development of the automotive industry

The W.E.T. Group continued its strong business performance in the second quarter, remaining a leading provider in the thermal seat comfort segment. Overall global automotive sales performed very well in the second quarter.

Global increase in automotive sales in first half of 2011

In the first half of 2011, the number of new car registrations worldwide again increased over last year’s already-high level.

New registrations and sales increased by 12.7% to 6.3 million vehicles in the US and by 9.7% to 5.9 million vehicles in China during the first six months of 2011. In Europe, however, new registrations fell by –1.8% to 7.3 million passenger vehicles, partly due to the expiration of auto allowance rebate programs in France and Spain. Japanese sales declined heavily by –29.0% to 1.6 million vehicles in the first half of 2011, due to the disaster (VDA). The earthquake and tsunami on March 11, 2011 destroyed countless factories and interrupted supply chains. This, combined with rising global demand, contributed to a worldwide supply-side shortage, supply bottlenecks and cost increases.

2. Earnings, assets and financial position

W.E.T. generated € 129.0 million in revenue in the first half of 2011 and earned positive operating results of € 13.6 million.

2.1. Earnings position

Revenue performance

Sales revenues rose to € 129.0 million (prior year: € 108.5 million), or are 18.9% higher than the previous year.

W.E.T. continued to benefit from the strong performance of the automotive sector, and particularly the extraordinary growth of the Chinese market. China imported far more luxury vehicles, especially from German manufacturers, and increased domestic vehicle production significantly as well. In Asia, W.E.T. has expanded its strong market position already held in previous quarters. In Europe, it benefited from greater Chinese demand for premium vehicles.

Group revenue was negatively impacted by the development of exchange rates between the Group’s main billing currencies – the US dollar and the Chinese renminbi – and its Group currency, the euro. The effect on reported revenue amounts to approx. € 2.6 million.

Development of the revenues of the W.E.T. Group

In € million	Revenue per quarter	Development compared with previous quarter
1st quarter 2010	52.6	+9%
2nd quarter 2010	55.9	+6%
3rd quarter 2010	57.6	+3%
4th quarter 2010	60.8	+6%
1st quarter 2011	65.6	+8%
2nd quarter 2011	63.4	–3%

Sales revenues in the 2nd quarter of 2011 were € 63.4 million – much higher than in the 2nd quarter of 2010 (€ 55.9 million), but below the strong 1st quarter of 2011 (€ 65.6 million). Slower growth and the impact of the disaster in Japan in a dynamic economic environment began to be felt in the second quarter .

W.E.T. Automotive Systems Aktiengesellschaft	5

Erstes Halbjahr 2011 des W.E.T. Konzerns

Entwicklung der Unternehmenssegmente der W.E.T. Gruppe

Umsatzerlöse in Mio. €	2011	2010	Änderung in %
Asien	33,2	24,8	+33,9%
Nordamerika	43,2	31,4	+37,3%
Europa	50,5	45,1	+12,0%

Die Umsatzerlöse in den Unternehmenssegmenten der W.E.T. wuchsen überproportional im Vergleich zu den Wachstumsraten im PKW-Markt. So steigerte sich der externe Umsatz im Unternehmenssegment Nordamerika um 37,3% und Asien um 33,9% gegenüber dem Vorjahr am deutlichsten.

Bei der Analyse der Produktgruppen steuert der Bereich Sitzkomfort mit 83,7% (Vorjahr 82,0%) den weit überwiegenden Teil zum Konzernumsatz bei. Hier konnte der Umsatz von 88,9 Mio. € in 2010 auf 108,0 Mio. € in 2011 gesteigert werden, was einem Zuwachs von 21,4% entspricht.

Die zweite Produktgruppe Autokabeltechnik erzielte in 2011 einen Umsatz von 21,0 Mio. € (Vorjahr 19,6 Mio. €), was 16,3% des Konzernumsatzes entspricht (Vorjahr 18,0%).

Operatives Ergebnis

Das operative Ergebnis (EBIT) betrug in der Berichtsperiode 13,6 Mio. € gegenüber 9,8 Mio. € in 2010. Der Anstieg ist im Wesentlichen durch den gesteigerten Umsatz bei gleichzeitig unterproportional gestiegenen Kosten begründet.

Im ersten Halbjahr 2011 wurde ein Bruttoergebnis vom Umsatz (Umsatzerlöse minus Material- und Fertigungskosten) in Höhe von 35,4 Mio. € gegenüber 29,5 Mio. € in 2010 ausgewiesen. Somit verbesserte sich das Bruttoergebnis bezogen auf den Umsatz von 27,2% im ersten Halbjahr 2010 leicht auf 27,5% in der Berichtsperiode. Dies wurde trotz gestiegener Löhne und Rohstoffpreise in 2011 im Wesentlichen durch überproportionale Einsparungen der langfristig angelegten Optimierungs- und Kostensenkungsmaßnahmen der vorangegangenen Jahre noch erreicht.

Gegenüber dem Vorjahr stiegen die Vertriebskosten im ersten Halbjahr 2011 um 1,3 Mio. € auf 4,9 Mio. € an. Die verstärkte Vertriebsaktivität und höhere Abschreibungen auf Kundenbeziehungen wirkten im laufenden Jahr kostensteigernd. Aufgrund der deutlich verbesserten Wirtschaftslage und damit besseren Zukunftsprognosen wurde zum Ende des Geschäftsjahres 2010 eine Wertaufholung der in 2008 abgeschriebenen Buchwerte für Kundenbeziehungen in Nordamerika in Höhe von 20,1 Mio. € erforderlich. Dadurch erhöhten sich in 2011 gegenüber der Vorjahresperiode die Abschreibungen auf Kundenbeziehungen um 1,0 Mio. €.

Im Bereich Forschung und Entwicklung sanken die Kosten auf 8,9 Mio. € trotz Personalaufbau und Gehaltssteigerungen (Vorjahreszeitraum 9,0 Mio. €). Im Vorjahr belasteten insbesondere Rückstellungen und laufende Kosten für Anwälte im Patentrechtsstreit mit Amerigon das Ergebnis.

Die Kosten im Bereich der Verwaltung stiegen gegenüber der Vorjahresperiode um 0,7 Mio. € auf 8,7 Mio. € an. Neben gestiegenen Personalkosten waren im We-sentlichen erhöhte Rechts- und Beratungskosten hierfür verantwortlich. Diese entstanden vor allem im Zusammenhang mit den erhöhten Complianceanforderun-gen der W.E.T. AG, der Übernahme der W.E.T. AG durch Amerigon Europe GmbH, Augsburg (Amerigon Europe), einer 100%igen Tochtergesellschaft der Amerigon, Inc., Northville, USA (Amerigon, Inc.), und der Vorbereitung des Beherrschungs- und Gewinnabführungsvertrags der W.E.T. AG mit Amerigon Europe.

Finanzergebnis

Das Finanzergebnis hat neben den Ergebnisbeiträgen der operativen Aktivitäten einen bedeutenden Einfluss auf das Konzernergebnis. Die weiter andauernde Finanz- und Staatsschuldenkrise verursachte im historischen Vergleich sehr dynamische und auch ungewöhnliche Entwicklungen an den Finanzmärkten. Hier-durch verschlechterte sich das Finanzergebnis von –3,8 Mio. € in 2010 auf –4,4 Mio. € im ersten Halbjahr 2011.

6	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

Segment development of the W.E.T. Group

Revenue in € million	2011	2010	Change in %
Asia	33.2	24.8	+33.9%
North America	43.2	31.4	+37.3%
Europe	50.5	45.1	+12.0%

Sales revenue growth in W.E.T.’s business segments outstripped the growth rate of the overall passenger vehicle market. When compared to the previous year, external revenue rose the most in North America (+37.3%) and Asia (+33.9%).

The Seat Comfort product group accounted for the vast majority of Group revenue: 83.7% (prior year: 82.0%). Seat Comfort revenue increased from € 88.9 million in 2010 to € 108.0 million in 2011, an increase of 21.4%.

Automobile Cable Technology, the second product group, generated € 21.0 million in revenue in 2011 (prior year: € 19.6), or 16.3% of Group revenue (prior year: 18.0%).

Operating results

The operating income (EBIT) amounted to € 13.6 million in the period under review, compared to € 9.8 million in 2010. The increase was largely the result of the strong increase in revenue, with only a modest rise in costs.

Gross profit (revenue less material and manufacturing costs) amounted to € 35.4 million in the first half of 2011 compared to € 29.5 million in 2010. The gross profit to revenue ratio thus improved slightly, from 27.2% in the first half of 2010 to 27.5% in the period under review. The improvement resulted despite increases in wages and raw material prices in 2011, and was mainly due to above-average savings from long-term optimization and cost-cutting programs initiated in previous years.

Distribution costs rose by € 1.3 million in comparison to last year reaching € 4.9 million in the first half of 2011. Increased distribution activity and higher amortization of customer relationships have driven cost increases this year. As the economic situation and future forecasts improved, it became necessary to reverse the impairment loss of € 20.1 million recognized in 2008 for customer relationships in North America, at the end of the 2010 financial year. As a result, amortization of customer relationships were € 1.0 million higher in 2011 than the prior-year period.

Research and development expenses fell to € 8.9 million, despite increases in personnel and salaries (prior year period: € 9.0 million). In the previous year, results had been negatively affected by provisions and attorneys’ fees from the patent dispute with Amerigon.

Administrative expenses amounted to € 8.7 million, or € 0.7 million higher than in the prior-year period, predominantly due to higher payroll, legal and consulting costs. Most of the legal and consulting costs were incurred in connection with W.E.T. AG’s stricter compliance requirements, W.E.T. AG’s acquisition by Amerigon Europe GmbH of Augsburg (Amerigon Europe), a wholly owned subsidiary of Amerigon, Inc. of Northville, USA (Amerigon, Inc.), and the preparation of the Domination and Profit and Loss Transfer Agreement between W.E.T. AG and Amerigon Europe.

Financial results

In addition to earnings from operating activities, financial earnings had a substantial impact on Group earnings. The ongoing financial and sovereign debt crisis pushed financial markets in extremely dynamic and unusual directions compared to past periods. This pushed financial earnings down from € –3.8 million in 2010 to € –4.4 million in the first half of 2011.

W.E.T. Automotive Systems Aktiengesellschaft	7

Erstes Halbjahr 2011 des W.E.T. Konzerns

Insbesondere die Entwicklung der nicht realisierten Währungsgewinne und -verluste aus dem operativen Geschäft und den Transaktionen zwischen den in-ternationalen Tochtergesellschaften der W.E.T. Gruppe waren hierfür verantwortlich. Saldiert betrugen die Währungsgewinne und -verluste im ersten Halbjahr 2011 –0,2 Mio. € gegenüber +1,4 Mio. € in der Vorjahresperiode.

Die im Finanzergebnis enthaltenen Zinsaufwendungen stiegen geringfügig um 0,3 Mio. € auf 2,7 Mio. € gegenüber dem Vorjahreszeitraum. Dies ist im Wesentlichen das Ergebnis der seit April 2010 vorhandenen Finanzierung mit höheren Zinssätzen bis zur neuen Finanzierung im Mai 2011 zu besseren Markt-konditionen.

Die Marktbewertungen für Finanzinstrumente zum Stichtag belasteten das Finanzergebnis mit einem Betrag von 1,6 Mio. € (Vorjahr 2,8 Mio. €). Der über-wiegende Teil der Bewertungsaufwendungen Finanzinstrumente stammt aus einem im März 2008 abgeschlossenen Zinswährungsswap, dessen Marktbewertung und Liquiditätsauswirkung wesentlich von der Entwicklung des Euro-Schweizer-Franken-Wechselkurses abhängt. Weitere Ausführungen dazu sind im Risiko-bericht enthalten.

Gesteigertes Konzernergebnis im ersten Halbjahr 2011 gegenüber dem Vorjahr

Unter Berücksichtigung des negativen Finanzergebnisses in Höhe von 4,4 Mio. € ergibt sich somit ein positives Ergebnis vor Ertragsteuern in Höhe von 9,2 Mio. € (Vorjahr 6,0 Mio. €). Aus Einkommen- und Ertragsteuern ergibt sich in der Berichtsperiode ein leicht erhöhter Aufwand in Höhe von 1,9 Mio. € (Vorjahr 1,6 Mio. €).

Das Konzernergebnis für das erste Halbjahr 2011 beläuft sich somit auf 7,3 Mio. € (Vorjahr 4,3 Mio. €).

Das den Minderheitsgesellschaftern zurechenbare Ergebnis in Höhe von 42 T€ (Vorjahr 160 T€) bezieht sich auf das anteilige Ergebnis des koreanischen Joint Ventures Yongsan.

2.2. Vermögenslage

Die anhaltend positive Entwicklung des Geschäftsverlaufs spiegelt sich in der Bilanz wider

Aufgrund der anhaltend guten Geschäftsentwicklung erhöhte sich die Bilanzsumme zum Ende des ersten Halbjahres leicht um 4,9 Mio. € auf 219,3 Mio. € (Vorjahr 214,4 Mio. €).

Die immateriellen Vermögenswerte verringerten sich um 3,5 Mio. € auf 79,0 Mio. € und die Sachanlagen um 0,8 Mio. € auf 23,0 Mio. € zum 30. Juni 2011 gegenüber dem Vorjahresstichtag aufgrund planmäßiger Abschreibungen.

Trotz des weiteren Umsatzanstiegs im ersten Halbjahr 2011 gelang es, die Vorräte gegenüber dem Bilanzstichtag 31. Dezember 2010 um 1,0 Mio. € auf 25,0 Mio. € zu senken.

Die Forderungen aus Lieferungen und Leistungen nahmen jedoch im gleichen Zeitraum umsatzbedingt um 12,8% auf 41,8 Mio. € zu. Im Verhältnis zum Umsatzwachstum konnte das Working Capital in der Berichtsperiode durch erfolgreiches Management weiter reduziert und zudem im Wesentlichen aus freien liquiden Mitteln finanziert werden.

Aufgrund des Joint Venture mit der Helbako GmbH wurde im Berichtszeitraum erstmals in das Gemeinschaftsunternehmen HeWe GmbH ein Betrag in Höhe von 352 T€ investiert.

Die als At Equity bewertete Beteiligung umfasst die Anteile an dem im Mai gegründeten Joint Venture HeWe GmbH. Die Joint Venture Beteiligung wurde als At Equity bewertete Beteiligung, das heißt mit ihrem anteiligen neu bewerteten Eigenkapital bilanziert.

Auf der Passivseite stiegen die Verbindlichkeiten aus Lieferungen und Leistungen in Folge der gestiegenen Materialeinkäufe auf 17,6 Mio. € (Vorjahr 17,0 Mio. €).

Im Zuge des erfolgreich abgeschlossenen öffentlichen Übernahmeangebots der Amerigon Europe wurden die bestehende Bankfinanzierung unter Einschluss von KfW-Mitteln mit einer Restlaufzeit bis September 2012 sowie das Gesellschafterdarlehen der ICWET L.P. durch eine niedriger verzinste Finanzierung mit Laufzeit bis 2016 abgelöst.

Zudem konnten die Finanzschulden aus Finance Lease im Berichtszeitraum um 1,0 Mio. € planmäßig reduziert werden. Insgesamt konnten die Finanzschul-den unter Berücksichtigung des Gesellschafterdarlehens um 2,9 Mio. € reduziert werden.

8	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

Much of the decline was attributable to unrealized currency gains and losses from operating activities and transactions between international subsidiaries of the W.E.T. Group. Overall, currency gains and losses netted out to € –0.2 million in the first half of 2011, versus € +1.4 million in the prior-year period.

The interest expenses included in financial earnings rose by a marginal € 0.3 million when compared to last year to € 2.7 million. This was principally due to maintaining higher-interest financing from April 2010 until May 2011, when financing was obtained at better market rates.

Market valuations of financial instruments let to a loss of € 1.6 million as at the reporting date (prior year: € 2.8 million). Most of the negative valuation is attributable to a cross-currency interest rate swap taken out in March 2008 whose market value and liquidity impact depended heavily on the development of the EUR/CHF exchange rate. More information is available in the risk report.

Group earnings higher in the first half of 2011 when compared to same period of 2010

After consideration of the financial loss of € 4.4 million, earnings before income taxes were positive, and amounted to € 9.2 million (prior year: € 6.0 million). In the reporting period, income tax expenses were slightly higher and amounted to € 1.9 million (prior year: € 1.6 million).

As a result, Group earnings for the first half of 2011 amounted to € 7.3 million (prior year: € 4.3 million).

Earnings attributable to minority interests of € 42 k (prior year: € 160 k) refer to the earnings share allocated to Yongsan, the Korean joint venture.

2.2. Assets position

Statement of financial position reflects continued positive development of business

Due to the continued strong development in business, the statement of financial position total rose by a slight € 4.9 million to € 219.3 million as at the end of the first half-year (previous year: € 214.4 million).

Amortization and depreciation reduced intangible assets by € 3.5 million to € 79.0 million, and property, plant and equipment by € 0.8 million to € 23.0 million as at June 30, 2011 compared to the prior-year reporting date.

Despite the continued rise in revenue in the first half of 2011, W.E.T. managed to cut inventories to € 25.0 million, a reduction of € 1.0 million compared to the reporting date of December 31, 2010.

Trade receivables did, however, rise by 12.8% in the same period to € 41.8 million due to the revenue increase. Effective management reduced working capital relative to revenue growth in the reporting period. Most of the working capital was financed from free liquid funds.

During the reporting period, W.E.T. made its first-ever investment of € 352 k in HeWe GmbH, the joint venture it established with Helbako GmbH in May.

The investment accounted for using the equity method consists of shares in HeWe GmbH. The joint venture shareholding was recognized using the equity method. In other words, W.E.T. recognizes its share of the net assets in the joint venture.

On the liabilities side, trade payables rose to € 17.6 million as a result of increases in materials purchases (prior year: € 17.0 million).

Following the successful conclusion of Amerigon Europe’s public takeover bid, W.E.T. paid off its existing bank financing, including KfW funds falling due in September 2012 and a shareholder loan extended by ICWET L.P., with a lower-interest financing package that becomes due in 2016.

W.E.T. also reduced its financial liabilities from finance leasing by € 1.0 million through scheduled payments in the reporting period. Total financial liabilities including the shareholder loan were reduced by € 2.9 million.

W.E.T. Automotive Systems Aktiengesellschaft	9

Erstes Halbjahr 2011 des W.E.T. Konzerns

Nachstehende Tabelle zeigt im Einzelnen die Veränderung der Finanzschulden beziehungsweise Finanzschulden ohne Finance Lease zum 30. Juni 2011 gegenüber dem 31. Dezember 2010 auf:

Langfristige Finanzschulden	30.06.2011	31.12.2010	Veränderung
Finanzschulden gegenüber Kreditinstituten	23.419	21.000
Finanzschulden aus Finance Lease	1.732	2.479
	25.151	23.479
Verbindlichkeit verbundene Unternehmen
Gesellschafterdarlehen		7.925

Kurzfristige Finanzschulden
Finanzschulden gegenüber Kreditinstituten	8.126	4.444
Finanzschulden aus Finance Lease	1.866	2.165
	9.992	6.609

Summe	35.143	38.013	–2.870
Davon Summe Finanzschulden aus Finance Lease	3.598	4.644	–1.046
Summe Finanzschulden (ohne Finance Lease) und Gesellschafterdarlehen	31.545	33.369	–1.824

Eigenkapital und Eigenkapitalquote

Trotz der gesteigerten Bilanzsumme erhöhte sich die Eigenkapitalquote zum 30. Juni 2011 auf 47,4% gegenüber dem Geschäftsjahresende 2010 (45,2%). Damit weist die W.E.T. weiterhin eine solide Eigenkapitalausstattung auf.

2.3. Finanzlage

Erfolgreich abgeschlossene neue Finanzierung

Die neue Finanzierung umfasst langfristige Kredite in Höhe von rund 30 Mio. € mit einer linearen Tilgungsstruktur bis März 2016. Zudem stehen der W.E.T. Gruppe derzeit ungenutzte Betriebsmittellinien in Höhe von 10,0 Mio. € zur Verfügung.

Darüber hinaus besteht ein niedrig verzinslicher Kredit mit der Bank of China in Höhe von rund 2 Mio. € mit einer einjährigen Laufzeit.

Positiver operativer Cash Flow im ersten Halbjahr 2011

Der Cash Flow aus der betrieblichen Geschäftstätigkeit war im ersten Halbjahr 2011 mit 11,5 Mio. € weiterhin auf hohem Niveau (Vorjahreszeitraum 13,4 Mio. €). Dies war insbesondere ein Resultat des anhaltenden positiven operativen Geschäftsverlaufs und auch des Abbaus der Vorräte gegenüber dem 31. Dezember 2010 um 1,0 Mio. €.

Der Cash Flow aus Investitionstätigkeit erhöhte sich gegenüber der Vorjahresperiode von 3,3 Mio. € auf 4,1 Mio. €. Neben höheren Investitionen in Sachanlagen und immaterielle Vermögensgegenstände wurden 0,4 Mio. € in das neu gegründete Joint Venture HeWe GmbH investiert.

Die Cash Flows aus Finanzierungstätigkeit im ersten Halbjahr 2010 in Höhe von 4,5 Mio. € und in den ersten sechs Monaten in 2011 in Höhe von 5,5 Mio. € waren deutlich von der jeweils durchgeführten Neustrukturierung der Fremdfinanzierungen beeinflusst. Im zweiten Quartal 2011 wurden die bisherigen Bankdarlehen und das nachrangige Gesellschafterdarlehen inklusive endfälliger Zinsen durch neue Bankdarlehen mit verbesserten Marktkonditionen ersetzt und in Summe reduziert.

2.4. Gesamtaussage zur Ertrags-, Vermögens- und Finanzlage

Die Vermögenslage des Konzerns hat sich in der anhaltenden dynamischen Geschäftsentwicklung bei gleichzeitiger Kontrolle der Kostenstrukturen im ersten Halbjahr 2011 weiter verbessert und der Finanzmittelbestand erhöhte sich somit zum 30. Juni 2011 um 2,9 Mio. € auf 13,0 Mio. €.

Aufgrund des erfreulichen positiven Ergebnisses stieg die Eigenkapitalquote zum 30. Juni 2011 gegenüber dem 31. Dezember 2010 um 2,2 Prozentpunkte von 45,2% auf 47,4%. Damit liegt die Eigenkapitalquote des W.E.T. Konzerns im Branchenvergleich weiterhin über dem Durchschnitt.

10	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

The following table details the changes in financial liabilities respectively financial liabilities without finance leasing from December 31, 2010 to June 30, 2011:

Non-current financial liabilities	30.06.2011	31.12.2010	Change
Financial liabilities to banks	23,419	21,000
Financial liabilities from finance leasing	1,732	2,479
	25,151	23,479
Liabilities to affiliated companies
Shareholder loan		7,925

Current financial liabilities
Financial liabilities to banks	8,126	4,444
Financial liabilities from finance leasing	1,866	2,165
	9,992	6,609

Total	35,143	38,013	–2,870
Thereof total financial liabilities from finance leasing	3,598	4,644	–1,046
Total in financial liabilities (without finance leasing) and shareholder loan	31,545	33,369	–1,824

Equity and equity ratio

Despite the higher statement of financial position total, the equity ratio has risen to 47.4% as at June 30, 2011 from 45.2% as at the end of the 2010 financial year. W.E.T. thus still has a solid capital base.

2.3. Financial position

Successful refinancing

The new financing consists of around € 30 million in long-term loans with a straight-line amortization schedule running until March 2016. The W.E.T. Group can also currently tap € 10.0 million in unused credit lines.

It additionally has a low-interest one-year loan from the Bank of China for roughly € 2 million.

Positive operating cash flow in the first half of 2011

Cash flow from operating activities remained high in the first half of 2011 at € 11.5 million (prior-year period: € 13.4 million) due to the continued robustness of W.E.T.’s operating activities and the inventory reduction of € 1.0 million compared to December 31, 2010.

Cash flow from investing activities increased to € 4.1 million from € 3.3 million in the prior-year period. Besides higher capital expenditure on property, plant and equipment and intangible assets, € 0.4 million was invested in the new HeWe GmbH joint venture.

Cash flow from financing activities reached € 5.5 million in the first half of 2011 compared to € 4.5 million in the first six months of 2010. This item was heavily impacted by debt refinancing. In the second quarter of 2011, W.E.T. refinanced and reduced its overall debt by taking out new bank loans at more attractive market rates to pay off its existing bank loans and junior shareholder loan, including the interest due on maturity.

2.4. General statement concerning the earnings, assets and financial position

The Group improved its assets position further in the first half of 2011 while keeping costs under control despite the dynamic development of business. As a result, cash and cash equivalents increased by € 2.9 million to € 13.0 million as at June 30, 2011.

The strong earnings performance pushed the equity ratio up 2.2 percentage points from 45.2% as at December 31, 2010 to 47.4% as at June 30, 2011. The W.E.T. Group’s equity ratio thus remains higher than the industry average.

W.E.T. Automotive Systems Aktiengesellschaft	11

Erstes Halbjahr 2011 des W.E.T. Konzerns

Durch die im Geschäftsjahr von den finanzierenden Banken zur Verfügung gestellten Kreditlinien und die Cash Flows aus operativer Tätigkeit neben den zum 30. Juni 2011 ungenutzten Betriebsmittellinien in Höhe von rund 10,0 Mio. € verfügte die W.E.T. über einen ausreichenden finanziellen Spielraum und ist solide finanziert.

3. Risikobericht

Risikopolitik und Risikomanagement

Das Risikomanagement der W.E.T. AG und ihrer Tochtergesellschaften ist ein wesentlicher Bestandteil der Unternehmensstrategie. Ziel der Unternehmensstrategie ist es, den Wert des Unternehmens kontinuierlich und nachhaltig zu steigern und den Unternehmensfortbestand langfristig zu sichern.

Externe und interne Einflussfaktoren werden in der Gruppe regelmäßig systematisch geprüft und vor dem Hintergrund ihrer Chancen und Risiken analysiert. Der Risikomanagementprozess unterstützt den Vorstand dabei, unternehmerische Entscheidungen zu treffen, Maßnahmen festzulegen und Risiken zu minimieren oder zu vermeiden.

Das Risikomanagement, die Prämissen der Risikoeinschätzung und die unterschiedlichen Risiken für die W.E.T. Gruppe wurden im Geschäftsbericht 2010 ausführlich erläutert. Daneben wurden die wesentlichen Maßnahmen zur Risikovermeidung und -verringerung beschrieben.

Die Unsicherheiten hinsichtlich der zukünftigen globalen Entwicklung bestehen weiterhin. Insbesondere die weiter andauernden Staatsschuldenkrisen sorgen für hohe Volatilität an den Finanzmärkten. Eine präzise und verlässliche Bewertung der zukünftigen Ertragslage und einer Auswirkung auf die bestehenden Sicherungsgeschäfte der W.E.T. bleibt unverändert schwierig.

Im Verlauf des laufenden Geschäftsjahrs traten bei den Chancen und Risiken nachfolgend dargestellte wesentliche Änderungen auf.

Makroökonomische Risiken

Die Staatsschuldenkrise in Europa und den USA verschärfte sich in den vergangenen Wochen deutlich, und die damit verbundenen makroökonomischen Risiken erhöhten sich signifikant. Es bestehen bereits erste Anzeichen beziehungsweise erhöhte Risiken, dass dies Auswirkungen auf die gesamtwirtschaft liche Entwicklung und den Automobilmarkt haben kann.

Ergebnis, Qualitäts- und Beschaffungsrisiken

Aufgrund derzeitig inflationärer Tendenzen in den Schwellenländern bestehen für die W.E.T. erhöhte Risiken von weiteren deutlichen Lohnsteigerungen gegenüber den getroffenen Planungsannahmen Ende 2010.

In Bezug auf die Versorgung und die Sicherung der Supply Chain bestehen, teilweise aufgrund technisch bedingter Ressourcenverknappungen, erhöhte Risiken in Bezug auf Preissteigerungen und Versorgungsengpässe.

Insbesondere bei den für die Produktion der W.E.T. benötigten Rohstoffen Silber und Kupfer stiegen die Preise in den vergangenen Monaten stark an. Trotz zuletzt leichter Entspannung sind weitere Preissteigerungen nicht auszuschließen.

Erhöhte Risiken einer Angebotsverknappung, verbunden mit Preissteigerungen, zeichnen sich bei Kunststoffen, wie zum Beispiel PTFE, Polyamiden und Polyester, ab, welche als Zukaufteile für Sitzkomfort benötigt werden. Mit einer gezielten Einkaufspolitik arbeitet die W.E.T. daran, diese Risiken zu begrenzen und die Supply Chain zu den First Tiers zu gewährleisten.

Rechtliche/Steuerliche Risiken

Patentstreit zwischen W.E.T. und Amerigon, Inc.

Am 17. November 2009 reichte der Wettbewerber Amerigon, Inc. gegen die Tochtergesellschaft W.E.T. Kanada eine Klage wegen Patentverletzung ein.

Am 8. Februar 2010 reichte die W.E.T. Kanada gegen Amerigon eine Klageerwiderung und zusätzlich eine Klage mit Schadensersatzforderungen gegen Amerigon wegen Verletzung von acht Patenten ein, die sich im Besitz der W.E.T. AG befinden.

12	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

Thanks to the credit lines made available by the financing banks in the financial year, cash flow from operating activities and € 10.0 million in unused lines of credit as at June 30, 2011, W.E.T. always had sufficient financial leeway and solid financing during the period under review.

3. Risk report

Risk policy and risk management

The risk management of W.E.T. AG and its subsidiaries is an integral part of corporate strategy. The aim of the corporate strategy is to continuously and sustainably increase the Company’s value and to secure the Company’s long-term viability.

In the Group, external and internal relevant factors are regularly and systematically reviewed and analyzed for opportunities and risks. The risk management process supports the Board of Directors in making informed entrepreneurial decisions, and in defining measures for minimizing or avoiding risks.

The 2010 Annual Report detailed W.E.T. Group’s risk management, risk assessment assumptions and various risks. It also described the Group’s main risk avoidance and risk minimization measures.

Uncertainty regarding the future development of the global economy remains. Ongoing sovereign debt crises are responsible for considerable volatility in financial markets. It remains difficult to accurately and reliably evaluate W.E.T.’s future earnings and the impact on W.E.T.’s current hedges.

Risks and opportunities experienced the following significant changes during the current financial year.

Macroeconomic risks

The US and European sovereign debt crises have deepened in recent weeks and produced a significant rise in the macroeconomic risk environment. There are already initial signs and greater risks that the crises may affect the development of the economy as a whole and the automotive market in particular.

Earnings risks and quality and procurement risks

Inflation in emerging markets has increased the risk of further large wage hikes for W.E.T., beyond the budgetary assumptions made at the end of 2010.

With regard to procurement and securing the supply chain, the risk of price increases and supply shortages has risen, partly as a result of resource scarcities due to technical constraints.

Prices for silver and copper – two raw materials used by W.E.T. in production – have risen particularly strongly in recent months. Despite a slight recent improvement, further price increases remain a possibility.

The risk of supply scarcity and higher prices has increased for plastics such as PTFE, polyamides and polyester used by the Seating Comfort segment in production. W.E.T. is pursuing highly focused procurement policies to consider these risks and protect the supply chain to first tier suppliers.

Legal/tax risks

Patent dispute between W.E.T. and Amerigon, Inc.

On November 17, 2009, the competitor Amerigon, Inc. initiated a lawsuit against the subsidiary W.E.T. Canada on grounds of patent violations.

On February 8, 2010 W.E.T. Canada submitted its statement of defense and additionally claimed damages from Amerigon for the violation of eight patents held by W.E.T. AG.

W.E.T. Automotive Systems Aktiengesellschaft	13

Erstes Halbjahr 2011 des W.E.T. Konzerns

Im Zuge der Übernahme der W.E.T. durch Amerigon Europe verständigten sich beide Parteien darauf, nach erfolgreichem Abschluss der Transaktion den zwischen ihnen bestehenden Patentstreit in den USA zu beenden. Der Patentstreit wurde mittlerweile beendet. Eine damit im Zusammenhang stehende Rückstellung konnte entsprechend um 1,3 Mio. US$ beziehungsweise 0,9 Mio. € reduziert werden.

Währungs- und Zinsrisiken

Stark schwankende Wechselkurse und Zinsniveaus wirken sich signifikant auf die Liquiditätssituation als auch auf die Ertragslage der Konzerngesellschaften aus.

Durch die sich deutlich zuspitzende Staats- und Finanzkrise in den europäischen Peripheriestaaten und auch in den USA sind insbesondere Zinssätze und Währungskurse äußerst volatil, wodurch sich deutlich höhere operative Risiken für die W.E.T. ergeben.

Ferner besteht seit März 2008 ein Zinswährungsswap mit der UniCredit Bank AG. Der Zinswährungsswap hat eine Laufzeit von zehn Jahren. Seine Markt bewertung und Liquiditätsauswirkung hängen wesentlich von der Entwicklung des Euro-Schweizer-Franken-Wechselkurses ab. Im Zuge der andauernden außergewöhnlichen Währungsentwicklung des Schweizer Frankens gegenüber dem Euro in den letzten Monaten verschlechterte sich die Marktbewertung des Zinswährungsswaps zum Bilanzstichtag. Der Ausweis erfolgte zum 30. Juni 2011 ergebniswirksam unter den sonstigen finanziellen Verbindlichkeiten. Bis zu einer dauerhaften Beruhigung der internationalen Währungsmärkte, insbesondere aufgrund der andauernden Finanz- und Staatsschuldenkrise, bestehen weiterhin hohe Ergebnisrisiken. Eine Auswirkung auf die Liquiditätslage im positiven wie im negativen Sinne ist jedoch bis Anfang 2013 durch abgeschlossene Gegengeschäfte ausgeschlossen. Ferner erwägt die W.E.T. AG eine Klage auf Schadensersatz und Freistellung gegen die UniCredit Bank AG zu erheben.

Über diese Risiken hinaus ergaben sich im Berichtszeitraum keine Hinweise auf weitere wesentliche Risiken.

4. Wesentliche Ereignisse im ersten Halbjahr und nach dem Bilanzstichtag

Übernahme der W.E.T. AG durch Amerigon, Inc.

Die Amerigon Europe gab am 11. April 2011 ein öffentliches Übernahmeangebot an die Aktionäre der W.E.T. AG zum Erwerb der von ihnen gehaltenen W.E.T. Aktien gegen Zahlung einer Gegenleistung von 40,00 € je Aktie ab.

Das öffentliche Übernahmeangebot entspricht dem am 28. Februar 2011 zwischen der W.E.T. AG, der Amerigon, Inc. und Amerigon Europe geschlossenen Business Combination Agreement sowie dem ebenfalls am 28. Februar 2011 zwischen der Amerigon Europe und drei Großaktionären der W.E.T. AG – Indigo Capital IV L.P., London, ICWET L.P., London, und Industrie-Beteiligungs-Gesellschaft mbH, Frankfurt – geschlossenen Share Purchase Agreement. Die drei Großaktionäre lieferten in Übereinstimmung mit dem Share Purchase Agreement ihre W.E.T. Aktien in das Übernahmeangebot ein.

Die Vollzugsbedingungen des Share Purchase Agreement wurden erfüllt und der Vollzug des öffentlichen Übernahmeangebots erfolgte. Gemäß Presse-mitteilung vom 1. Juni 2011 gehören der Bieterin insgesamt 2.319.078 W.E.T. Aktien. Dies entspricht einem Anteil von 72,5% des Grundkapitals der W.E.T. AG und – unter Berücksichtigung der von der W.E.T. AG gehaltenen 159.988 eigenen Aktien, aus denen der W.E.T. AG keine Rechte zustehen – 76,3% der Stimmrechte.

Beendigung des Patentstreits zwischen der W.E.T. AG und Amerigon, Inc.

Die W.E.T. AG und Amerigon, Inc. beendeten den zwischen ihnen bestehenden Patentstreit in den USA durch Abschluss eines Patent Litigation Settlement.

Abschluss eines Beherrschungs- und Gewinnabführungsvertrags

Gemäß dem Business Combination Agreement schlossen die W.E.T. AG als abhängige Gesellschaft und die Amerigon Europe als herrschendes Unternehmen am 16. Juni einen Beherrschungs- und Gewinnabführungsvertrag gemäß § 291 Abs. 1 Satz 1 AktG. Die Gesellschafterversammlung der Amerigon Europe hat am 16. Juni und die Hauptversammlung der W.E.T. AG am 16. August 2011 zugestimmt.

Für die außenstehenden Aktionäre der W.E.T. AG sind in dem Beherrschungs- und Gewinnabführungsvertrag ein Barabfindungsangebot gemäß § 305 Abs. 1 AktG in Höhe von 44,95 € und eine jährliche Ausgleichszahlung gemäß § 304 Abs. 1 Satz 1 AktG in Höhe von brutto 3,71 € (netto nach den gegenwärtigen Verhältnissen 3,17 €) je Stückaktie für jedes volle Geschäftsjahr vorgesehen. Diese Zahlungsverpflichtungen der Amerigon Europe werden durch eine Patro-natserklärung der Amerigon, Inc. abgesichert.

14	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

As part of W.E.T.’s acquisition by Amerigon Europe, the two parties agreed to end the US patent lawsuit after the transaction was successfully completed. The patent lawsuit has been ended. In response, the Group reversed a provision of US$ 1.3 million or € 0.9 million that it had recognized to cover the costs of the patent lawsuit.

Exchange rate and interest risks

Major exchange rate and interest rate fluctuations have a significant impact on the liquidity situation and the earnings position of the Group companies.

Due to the worsening financial and sovereign debt crisis in the US and peripheral European countries, interest rates and exchange rates in particular have become extremely volatile. This has greatly increased W.E.T.’s operating risks.

W.E.T. also took out a ten-year cross-currency interest rate swap with UniCredit Bank AG in March 2008. Its market value and liquidity impact depend heavily on the development of the EUR/CHF exchange rate. The on-going unusual development of the Swiss franc against the euro in recent month resulted in a deterioration in market value and on the reporting date of June 30, 2011, a loss was recognized in the income statement and a corresponding accrual in other financial liabilities. High risks to results will remain until stability is restored to international currency markets, especially given the ongoing financial and sovereign debt crisis. Existing hedges will, however, prevent any cash flow impacts – negative or positive – until the beginning of 2013. W.E.T. AG is also considering to claim damages and to be released against the UniCredit Bank AG.

There were no indications of further material risks during the reporting period.

4. Significant events in the first half year and after the reporting date

Acquisition of W.E.T. AG by Amerigon, Inc.

Amerigon Europe submitted a public takeover bid to the shareholders of W.E.T. AG on April 11, 2011 to acquire their shares in W.E.T. against payment of a consideration of € 40.00 per share.

The public takeover bid complies with the business combination agreement concluded between W.E.T. AG, Amerigon, Inc. and Amerigon Europe on February 28, 2011, and with the Share Purchase Agreement between Amerigon Europe and three major shareholders of W.E.T. AG (Indigo Capital IV L.P. of London, ICWET L.P. of London, and Industrie-Beteiligungs-Gesellschaft mbH of Frankfurt), also concluded on February 28, 2011. The three major shareholders accepted the takeover bid and transferred their W.E.T. shares in accordance with the share purchase agreement.

The final conditions of the share purchase agreement were fulfilled, and the public takeover bid was executed. According to the June 1, 2011 press release, the bidder owns a total 2,319,078 W.E.T. shares, or 72.5% of the capital stock in W.E.T. AG and – after including the 159,988 non-voting shares held by W.E.T. AG itself – 76.3% of the voting rights.

Settlement of the patent dispute between W.E.T. AG and Amerigon, Inc.

W.E.T. AG and Amerigon, Inc. ended their US patent dispute by concluding a patent litigation settlement agreement.

Conclusion of a Domination and Profit and Loss Transfer Agreement

As stipulated in the Business Combination Agreement, W.E.T. AG, the controlled company, and Amerigon Europe, the controlling company, on June 16 entered into a Domination and Profit and Loss Transfer Agreement as defined by Section 291 (1) Sentence 1 of the German Stock Corporation Act (AktG). The transaction was approved at the shareholders’ meeting of Amerigon Europe on June 16 and the General Meeting of W.E.T. AG on August 16, 2011.

For non-controlling shareholders of W.E.T. AG, the Domination and Profit and Loss Transfer Agreement includes a cash settlement offer pursuant to Section 305 (1) of the German Stock Corporation Act (AktG) of € 44.95 and an annual compensation payment pursuant to Section 304 (1) Sentence 1 of the German Stock Corporation Act (AktG) of € 3.71 before taxes (which currently translates to € 3.17 after taxes) per non-par value share for each full financial year. These payment obligations of Amerigon Europe are backed up by a letter of comfort issued by Amerigon, Inc.

W.E.T. Automotive Systems Aktiengesellschaft	15

Erstes Halbjahr 2011 des W.E.T. Konzerns

Dem Barabfindungsangebot gemäß § 305 Abs. 1 AktG und der Ausgleichszahlung gemäß § 304 Abs. 1 Satz 1 AktG liegt eine Unternehmensbewertung der PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, München, der W.E.T. AG zugrunde. Die Angemessenheit der Barabfindung und des Ausgleichs wurde von der Rölfs RP AG Wirtschaftsprüfungsgesellschaft, Düsseldorf, überprüft, die das Landgericht München I als sachverständigen Prüfer ausgewählt und bestellt hat.

Joint Venture mit Helbako GmbH

Am 2. Mai 2011 schloss die W.E.T. einen Joint Venture Vertrag mit der Helbako GmbH zur gemeinsamen Entwicklung und Fertigung von elektronischen Bauelementen in Nordamerika.

Das im Mai 2011 gegründete Joint Venture HeWe GmbH wird operativ mit selbständigen Gesellschaften an den vorhandenen Standorten der W.E.T. in den USA und Mexiko tätig werden und Produktionskapazitäten für die besonderen Anforderungen an eine moderne Elektronikfertigung aufbauen. Die Gründung der Gesellschaften HeWe Texas, LLC, Del Rio, Texas, USA, und der HeWe de Mexico S.A. de C.V., Coahuila, Mexiko, erfolgte im Juli 2011. Die Entwicklung von Prototypen und anschließend die Produktion soll im Verlauf des zweiten Halbjahrs 2011 beginnen und sukzessive ausgebaut werden. W.E.T. verfolgt mit diesem Schritt konsequent die Strategie der vertikalen Integration von wesentlichen Funktionskomponenten im thermischen Sitzkomfort.

Im Zeitraum zwischen dem 30. Juni 2011 und der Erstellung der Zwischenmitteilung sind darüber hinaus keine Ereignisse eingetreten, die an dieser Stelle zu berichten wären.

Veräußerung eigener Aktien der W.E.T. AG

Die Deutsche Balaton Aktiengesellschaft mit Sitz in Heidelberg hat am 20. Juli 2011 ein freiwilliges öffentliches Erwerbsangebot gemäß §§ 10 ff. WpÜG in Form eines Teilangebots zum Erwerb von bis zu 50.000 Aktien der W.E.T. AG (das „Teilerwerbsangebot”) abgegeben. Die Annahmefrist für das Teilerwerbsangebot ist am 17. August 2011, 24 Uhr, abgelaufen. Die W.E.T. AG hat Stück 30.000 der insgesamt von ihr gehaltenen 159.988 eigenen Aktien in das Teilerwerbsangebot eingeliefert.

5. Prognose- und Chancenbericht

Die Mehrheit der Wirtschaftsinstitute hält für 2011 und 2012 an den positiven Prognosen fest. Das weltweite Wachstum wird von der Erholung in Nordamerika und insbesondere durch das weiterhin hohe Wachstum des chinesischen Markts getragen.

Wachstumsprognose IWF

Veränderung gegenüber Vorjahr	2011	2012
USA	+2,5%	+2,7%
Kanada	+2,9%	+2,6%
Europa	+2,0%	+1,7%
davon Deutschland	+3,2%	+2,0%
Developing Asia	+8,4%	+8,4%
davon China	+9,6%	+9,5%
Weltweit	+4,3%	+4,5%

Quelle:	Wachstumsprognose IWF, Juni 2011

In den aktuellen Prognosen wird jedoch verstärkt auf die zunehmenden globalen Risiken hingewiesen. Insbesondere die erhöhte Volatilität an den Finanz-märkten aufgrund der ausufernden Staatsschulden, die hohe Arbeitslosigkeit in den USA, Inflationsrisiken in den Schwellenländern und politischen Risiken aufgrund der unsicheren Lage in Nordafrika und dem Mittleren Osten könnten sich sehr negativ auf die weitere wirtschaftliche Entwicklung auswirken.

16	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

The cash settlement offer pursuant to Section 305 (1) of the German Stock Corporation Act (AktG) and the compensation payment pursuant to Section 304 (1) Sentence 1 of the German Stock Corporation Act (AktG) are based on a company valuation of W.E.T. AG carried out by PricewaterhouseCoopers Aktienge-sellschaft Wirtschaftsprüfungsgesellschaft of Munich. The adequacy of the cash settlement and the compensation payment was verified by Rölfs RP AG Wirt-schaftsprüfungsgesellschaft of Düsseldorf, which had been elected and appointed as the expert auditor by Munich District Court I (Landgericht München I).

Joint venture with Helbako GmbH

W.E.T. signed a joint venture agreement with Helbako GmbH on May 2, 2011 to jointly develop and manufacture electronic components in North America.

HeWe GmbH, the joint venture established in May 2011, will operate through independent companies at W.E.T.’s existing locations in the US and Mexico and develop production capacity for the special requirements of state-of-the-art electronics production. HeWe Texas, LLC of Del Rio, Texas, USA, and HeWe de Mexico S.A. de C.V. of Coahuila, Mexico, were formed in July 2011. Prototype development and production is scheduled to begin in the second half of 2011 and will be gradually expanded. This move is consistent with W.E.T.’s vertical integration strategy for essential functional components in thermal seat comfort.

No other reportable events occurred between June 30, 2011 and the preparation of this interim report.

Sale and transfer of treasury stock by W.E.T. AG

On July 20, 2011, Deutsche Balaton Aktiengesellschaft with its registered seat in Heidelberg has issued a voluntary public tender offer according to Secs. 10 et seq. of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) in the form of a partial offer for the acquisition of up to 50,000 shares in W.E.T. AG (the “Partial Offer”). The acceptance period for the Partial Offer has lapsed on August 17, 2011, 12 p.m. W.E.T. AG has tendered into the Partial Offer an amount of 30,000 of the aggregate amount of 159,988 W.E.T.-shares held by it as treasury stock.

5. Outlook and prospects

Most economic institutions have maintained their positive forecasts for 2011 and 2012. Global growth is being supported by the North American recovery and especially the continued strong growth of the Chinese market.

IWF growth forecast

Change from prior year	2011	2012
USA	+2.5%	+2.7%
Canada	+2.9%	+2.6%
Europe	+2.0%	+1.7%
Thereof Germany	+3.2%	+2.0%
Developing Asia	+8.4%	+8.4%
Thereof China	+9.6%	+9.5%
Global	+4.3%	+4.5%

Source:	IMF growth forecast, January 2011

Current forecasts, however, are starting to focus more on the increase in global risks. Economic development could be severely negatively affected by higher volatility in financial markets caused by rising sovereign debt, high US unemployment, inflation risks in emerging markets and the political risks of the precarious situation in North Africa and the Middle East.

W.E.T. Automotive Systems Aktiengesellschaft	17

Erstes Halbjahr 2011 des W.E.T. Konzerns

Global Light Vehicle Production Summary

Weltautomobilproduktion (Personenkraftwagen und Kleinlastwagen)

Veränderung gegenüber Vorjahr	2011	2012
Europa	+5,7%	+1,7%
Nordamerika	+9,1%	+9,9%
Asien	1,3%	+20,0%
Weltweit	+4,1%	+12,3%

Quelle:	Production Summary CSM Worldwide + ISH Global Insight Automotive Group, Juni 2011

Das auf den Automobilmarkt spezialisierte Marktforschungsunternehmen IHS Automotive (IHS, Inc.®) senkte im Juni 2011 seine Prognose für die Weltauto-mobilproduktion 2011 gegenüber der Prognose vom März 2011 deutlich auf 4,1% (Prognose vom März 2011 6,1%), erhöhte jedoch die Prognose für 2012 auf 12,3% (Prognose vom März 2011 6,8%). Das größte Wachstum 2011 wird mit 9,1% weiterhin in Nordamerika erwartet, wohingegen aufgrund der Katastrophe in Japan für Asien nur noch mit einem Wachstum von 1,3% ausgegangen wird (Prognose vom März 2011 6,6%).

Die W.E.T. rechnet unverändert damit, über den Automobilproduktionszahlen zu wachsen. Aufgrund der derzeitigen Rahmenbedingungen erwarten wir jedoch, dass sich die Umsatzabschwächung des zweiten Quartals 2011 in den kommenden Monaten fortsetzt.

Die W.E.T. erwartet zudem, dass das Wachstum in 2012 und folgenden Jahren insbesondere in jungen Märkten und Segmenten stattfinden wird, die nur in geringem Maß Komfortprodukte der W.E.T. verbauen.

Die Kostensteigerungen bei der Beschaffung und Produktion beeinflussen das Ergebnis der W.E.T. zunehmend negativ. Insbesondere die Preise für Edelme-talle wie Kupfer und Silber, Karbonfasern und diverse Kunststoffprodukte stiegen sprunghaft und steigen voraussichtlich weiter an. Dies wird sich zunehmend in den Herstellungskosten niederschlagen. Voraussichtlich erhöhen sich in 2011 für die W.E.T. die Materialkosten zwischen 4 Mio. € und 5 Mio. € gegenüber den Planungsannahmen. Zudem stiegen in den vergangenen Monaten die Lohnkosten unserer Mitarbeiter in den Fertigungsstandorten überproportional an und es ist mit weiteren inflationsbedingten Kostensteigerungen in diesen Ländern zu rechnen.

Wir erwarten, dass wir diese Entwicklungen durch den in 2011 noch anhaltenden Nachfragetrend nach Premiumfahrzeugen mit hohen Ausstattungsraten sowie der voraussichtlich anhaltenden dynamischen Entwicklung in den aufstrebenden Volkswirtschaften kompensieren können und streben weiterhin eine jährliche Marge des operativen Ergebnisses im hohen einstelligen Prozentbereich an.

Mit Blick auf die aktuellen Konjunkturschätzungen und die Geschäftsentwicklung im ersten Halbjahr 2011 hält die W.E.T. an der bisherigen Prognose fest, stärker als der Markt zu wachsen und in 2011 und 2012 Umsatzsteigerungen im höheren einstelligen Prozentbereich gegenüber dem Vorjahr zu erzielen.

Odelzhausen, den 17. August 2011

Der Vorstand

Caspar Baumhauer	Thomas Liedl	Frithjof Oldorff
Vorsitzender des Vorstands	Vorstand	Vorstand
Chief Executive Officer	Chief Financial Officer	Chief Operating Officer

18	W.E.T. Automotive Systems Aktiengesellschaft

First half year 2011 of the W.E.T. Group

(Uncertified translation from the original report)

Global light vehicle production summary

Global automobile production (passenger cars and light trucks)

Change from prior year	2011	2012
Europe	+5.7%	+1.7%
North America	+9.1%	+9.9%
Asia	1.3%	+20.0%
Global	+4.1%	+12.3%

Source:	Production Summary CSM Worldwide + ISH Global Insight Automotive Group, June 2011

In June 2011, IHS Automotive (IHS, Inc.®), a market research firm specializing in the automotive sector, significantly lowered its 2011 forecast for global automotive production compared to its March 2011 forecast to 4.1% (March 2011 forecast: 6.1%), but increased its 2012 forecast to 12.3% (March 2011 forecast: 6.8%). North America is still expected to be the 2011 growth leader with 9.1% growth, while Asia is only expected to expand by 1.3% due to the disaster in Japan (March 2011 forecast: 6.6%).

W.E.T. still expects to grow faster than the general growth rate for automotive production. Given the current environment, however, we believe that the revenue slowdown witnessed in the second quarter of 2011 will continue in the coming months.

W.E.T. also believes that most of the growth in 2012 and beyond, will take place in young markets and segments that do not install many W.E.T. comfort products.

W.E.T.’s results are increasingly weighed down by increases in procurement and production costs. Prices for precious metals such as copper and silver, carbon fiber, and various plastic products have soared, and will probably continue to rise. This will have a growing impact on the cost of conversion. The cost of materials will likely exceed the 2011 budgetary assumptions by € 4 to € 5 million. In addition, labor costs for our production site employees have grown very quickly in recent months, and further inflation-induced cost increases in these countries must be expected.

We believe we can compensate by leveraging sustained demand for premium vehicles with high equipment levels in 2011 and strong, probably sustained emerging market growth. We are still aiming for an annual operating margin in the high single-digit percent range.

Given the current economic assessments and development of business in the first half of 2011, W.E.T. reaffirms its forecast that it will grow faster than the market and increase revenue in the high single-digit percent range compared to prior-year levels in 2011 and 2012.

Odelzhausen, 17 August 2011

The Board of Directors

W.E.T. Automotive Systems Aktiengesellschaft	19

W.E.T. Automotive Systems Aktiengesellschaft

Konzern Halbjahresabschluss

Consolidated half year financial statements

20	W.E.T. Automotive Systems Aktiengesellschaft

Konzernbilanz zum 30. Juni 2011

Consolidated statement of financial position as at June 30, 2011

	zum 30.06.2011 as at 30.06.2011	zum 31.12.2010 as at 31.12.2010
	T€	T€
	€ ‘000	€ ‘000
Aktiva	219.253	214.363
Assets

Langfristige Vermögenswerte	121.077	124.805
Non-current assets
Immaterielle Vermögenswerte	78.957	82.433
Intangible assets
Sachanlagen	23.027	23.814
Property, plant and equipment
Als Finanzinvestition gehaltene Immobilien	661	678
Investment property
At Equity bewertete Beteiligung	352	0
Investment accounted for using the equity method
Latente Steueransprüche	18.080	17.880
Deferred tax assets

Kurzfristige Vermögenswerte	98.176	89.558
Current assets
Vorräte	25.035	26.054
Inventories
Forderungen aus Lieferungen und Leistungen	41.764	37.017
Trade receivables
Sonstige finanzielle Forderungen	5.262	4.372
Other financial assets
Zahlungsmittel und Zahlungsmitteläquivalente	12.971	10.095
Cash and cash equivalents
Laufende Ertragsteueransprüche	1.368	1.390
Current tax assets
Sonstige Vermögenswerte	4.453	3.647
Other assets
Zur Veräußerung gehaltene Vermögenswerte	7.323	6.983
Assets available for sale

W.E.T. Automotive Systems Aktiengesellschaft	21

	zum 30.06.2011 as at 30.06.2011	zum 31.12.2010 as at 31.12.2010
	T€	T€
	€ ‘000	€ ‘000
Passiva	219.253	214.363
Equity and liabilities

Eigenkapital	103.830	96.933
Equity
Gezeichnetes Kapital	9.600	9.600
Issued capital
Kapitalrücklage	27.466	27.466
Capital reserves
Gewinnrücklage	66.462	59.599
Revenue reserves
Zwischensumme: Eigenkapital der Anteilseigner des Mutterunternehmens	103.528	96.664
Subtotal: Equity attributable to the parent
Minderheitsanteile	302	269
Non-controlling interests

Langfristige Schulden	57.818	61.589
Non-current liabilities
Pensionsrückstellungen	2.785	2.985
Pension provisions
Finanzschulden	25.151	23.479
Financial liabilities
Verbindlichkeiten verbundene Unternehmen	0	7.925
Liabilities to affiliated companies
Sonstige finanzielle Verbindlichkeiten	15.622	13.197
Other financial liabilities
Latente Steuerverbindlichkeiten	14.255	13.998
Deferred tax liabilities
Sonstige Schulden	5	5
Other liabilities

Kurzfristige Schulden	57.605	55.841
Current liabilities
Sonstige Rückstellungen	11.596	15.296
Other provisions
Finanzschulden	9.992	6.609
Financial liabilities
Verbindlichkeiten aus Lieferungen und Leistungen	17.621	17.049
Trade payables
Sonstige finanzielle Verbindlichkeiten	10.542	9.705
Other financial liabilities
Laufende Ertragsteuerverbindlichkeiten	6.368	6.184
Current tax liabilities
Sonstige Schulden	1.487	998
Other liabilities

22	W.E.T. Automotive Systems Aktiengesellschaft

Konzerngewinn- und Verlustrechnung für die Zeit vom 1. Januar bis 30. Juni 2011

Consolidated income statement for the period from January 1 to June 30, 2011

	01.01.2011 bis 30.06.2011 01.01.2011 to 30.06.2011	01.01.2010 bis 30.06.2010 01.01.2010 to 30.06.2010
	T€	T€
	€ ‘000	€ ‘000
Umsatzerlöse	128.979	108.493
Revenues
Umsatzkosten	–93.551	–79.005	*
Cost of sales
Bruttoergebnis	35.428	29.488	*
Gross profit
Vertriebskosten	–4.901	–3.586	*
Distribution expenses
Forschungs- und Entwicklungskosten	–8.884	–9.012	*
Research and development costs
Allgemeine Verwaltungskosten	–8.672	–7.933	*
Administrative expenses
Sonstige betriebliche Erträge	645	805	*
Other operating income
Operatives Ergebnis	13.616	9.762
Operating results
Währungsgewinne	7.640	14.234
Currency gains
Währungsverluste	–7.835	–12.850
Currency losses
Bewertungserträge Finanzinstrumente	1.577	3.232
Income from valuation of financial instruments
Bewertungsaufwendungen Finanzinstrumente	–3.137	–6.002
Expenses from valuation of financial instruments
Zinserträge	32	89
Interest income
Zinsaufwendungen	–2.707	–2.508
Interest expenses
Ergebnis vor Ertragsteuern	9.186	5.957
Earnings before income taxes
Einkommen- und Ertragsteuer	–1.924	–1.611
Income tax expense/credit
Konzernergebnis	7.262	4.346
Consolidated income
Ergebniszuordnung:
Allocation of income and expense:
den Minderheitsanteilen zuzurechnendes Ergebnis	42	160
Earnings attributable to non-controlling interests
den Anteilseignern des Mutterunternehmens zuzurechnendes Ergebnis	7.219	4.186
Earnings attributable to parent
Konzernergebnis	7.262	4.346
Consolidated income
Ergebnis unverwässert/verwässert je Aktie in Euro	2,37	1,38
Basic/diluted earnings per share in Euro

*	Änderung Darstellung 2010 (Siehe Seite 36)
*	Presentation adjusted (please refer to page 36)

W.E.T. Automotive Systems Aktiengesellschaft	23

Konzern-Gesamtergebnisrechnung für die Zeit vom 1. Januar bis 30. Juni 2011

Consolidated statement of comprehensive income for the period from January 1 to June 30, 2011

	01.01.2011 bis 30.06.2011 01.01.2011 to 30.06.2011	01.01.2010 bis 30.06.2010 01.01.2010 to 30.06.2010
	T€	T€
	€ ‘000	€ ‘000
Konzernergebnis	7.262	4.346
Consolidated income
Erfolgsneutrale Gewinne/Verluste Finanzinstrumente	0	1.292
Gains/losses from financial instruments recognised directly in equity
Erfolgsneutral erfasste Währungsdifferenzen	–356	109
Exchange rate differences recognised directly in equity
Sonstiges Ergebnis vor Steuern	–356	1.401
Other income before taxes
Erfolgsneutrale Veränderung der latenten Steuern für im sonstigen Ergebnis erfasste Aufwendungen und Erträge	0	–347
Change in deferred taxes for expenses and income recognized as other income directly in equity
Sonstiges Ergebnis	–356	1.054
Other income
Konzerngesamtergebnis	6.906	5.400
Consolidated comprehensive income
Ergebniszuordnung:
Allocations of income and expense:
Anteilseigner des Mutterunternehmens	6.864	5.240
Parent
Minderheitsanteile	42	160
Non-controlling interests

24	W.E.T. Automotive Systems Aktiengesellschaft

Konzernkapitalflussrechnung zum 30. Juni 2011

Consolidated cash flow statement as at June 30, 2010

	01.01.2011 bis 30.06.2011 01.01.2011 to 30.06.2011	01.01.2010 bis 30.06.2010 01.01.2010 to 30.06.2010
	T€	T€
	€ ‘000	€ ‘000
Operativer Bereich
Operating activities
Ergebnis vor Ertragsteuern	9.186	5.957
Earnings before income taxes
Korrektur Zinsaufwand	2.707	2.508
Adjustment interest expense
Korrektur Zinsertrag	–32	–89
Adjustment interest income
Abschreibungen und Wertminderungen	6.900	6.170
Depreciation, amortisation and impairment
Veränderung der Pensionsrückstellungen	–200	–209
Change in pension provisions
Veränderungen der Vorräte	1.019	–2.224
Change in inventories
Veränderungen der Forderungen und sonstigen Vermögenswerte	–7.192	–11.364
Change in receivables and other assets
Veränderungen der Verbindlichkeiten, sonstigen Rückstellungen und sonstigen Schulden	806	14.043
Change in liabilities, other provisions, and other liabilities
Sonstige zahlungsunwirksame Aufwendungen und Erträge	211	216
Other non-cash expenses and income
Erhaltene Ertragsteuern	0	0
Income tax received
Gezahlte Ertragsteuern	–1.494	–944
Income tax paid
Zahlungsunwirksame Ertragsteuern	–431	–668
Non-cash income taxes
Cash Flow aus der betrieblichen Geschäftstätigkeit	11.480	13.396
Cash flow from operating activities
Investitionsbereich
Investing activities
Auszahlungen für Investitionen in Sachanlagen	–2.739	–1.382
Aquisition of property, plant, and equipment
Auszahlungen für Investitionen in immaterielle Vermögenswerte	–1.270	–1.833
Aquisition of intangible assets
Ein-/Auszahlungen aus erhaltenen/geleisteten Anzahlungen	318	–108
Net advance payments made/received
Anteil anderer Gesellschafter	–9	19
Share of non-controlling interests
Auszahlung für Akquisitionen	–358	0
Other acquisitions
Cash Flow aus Investitionstätigkeit	–4.058	–3.304
Cash flow used in investing activities

W.E.T. Automotive Systems Aktiengesellschaft	25

	01.01.2011 bis 30.06.2011 01.01.2011 to 30.06.2011	01.01.2010 bis 30.06.2010 01.01.2010 to 30.06.2010
	T€	T€
	€ ‘000	€ ‘000
Finanzierungsbereich
Financing activities
Einzahlungen aus der Aufnahme von Kreditverbindlichkeiten	29.777	21.000
Proceeds from issue of loans
Auszahlungen für die Tilgung von Finanzschulden	–23.785	–12.674
Repayment of financial liabilities
Ein-/Auszahlungen kurzfristige Finanzschulden	0	–15.513
Payments/proceeds from current financial liabilities
Ein-/Auszahlungen aus Leasing	–1.047	–1.115
Payments/proceeds from leasing
Erhaltene Zinsen	32	89
Interest received
Gezahlte Zinsen	–3.343	–2.773
Interest paid
Ein-/Auszahlungen Darlehen gegenüber nahestehenden Gesellschaften	–7.163	6.477
Receipts/payments of loans to related parties
Cash Flow aus Finanzierungstätigkeit	–5.529	–4.509
Cash flow from financing activities
Bereinigung wechselkursbedingter Veränderungen	982	–1.164
Currency translation adjustments
Zahlungswirksame Veränderung des Finanzmittelbestandes	2.875	4.420
Changes in cash and cash equivalents
Finanzmittelbestand am Anfang des Geschäftsjahres	10.095	4.980
Cash and cash equivalents at the beginning of the fiscal year
Finanzmittelbestand am Ende der Berichtsperiode	12.970	9.400
Cash and cash equivalents at the end of the reporting period

26	W.E.T. Automotive Systems Aktiengesellschaft

Konzern-Eigenkapitalveränderungsrechnung zum 30. Juni 2011

			Gewinnrücklagen
T€	Gezeichnetes Kapital	Kapital- rücklage	Bewertungs- rücklage	Währungs- umrechnung	Andere	Anteilseignern des Mutter- unternehmens zurechenbar	Minder- heiten	Gesamt
Stand 01.01.2010	9.600	27.466	–2.637	–3.476	41.941	72.894	105	72.999
Währungsdifferenzen				109		109		109
Bewertung originäre und derivative Finanzinstrumente
Erfolgsneutral erfasste			1.292			1.292		1.292
Gewinne/Verluste
Erfolgsneutrale Veränderung der latenten Steuern			–347			–347		–347
Erfolgsneutrale Eigenkapitalveränderungen			945	109		1.054		1.054
Konzernergebnis					4.186	4.186	160	4.346
Konzerngesamtergebnis	0	0	945	109	4.186	5.240	160	5.400
Beteiligungen Minderheiten						0	19	19
Stand 30.06.2010	9.600	27.466	–1.692	–3.367	46.127	78.134	284	78.418

Stand 31.12.2010	9.600	27.466	–1.081	–3.071	63.750	96.664	269	96.933
Währungsdifferenzen				–356		–356		–356
Bewertung originäre und derivative Finanzinstrumente
Erfolgsneutral erfasste
Gewinne/Verluste
Erfolgsneutrale Eigenkapitalveränderungen				–356		–356		–356
Konzernergebnis					7.220	7.220	42	7.262
Konzerngesamtergebnis	0	0	0	–356	7.220	6.864	42	6.906
Beteiligungen Minderheiten						0	–9	–9
Stand 30.06.2011	9.600	27.466	–1.081	–3.427	70.970	103.528	302	103.830

W.E.T. Automotive Systems Aktiengesellschaft	27

Consolidated statement of changes in equity as at June 30, 2011

			Revenue reserves
€ ‘000	Issued capital	Capital reserves	Valuation reserve	Currency translation	Others	Attributable to equity holders of the parent	Non-con- trolling interests	Total
Status as at 01.01.2010	9,600	27,466	–2,637	–3,476	41,941	72,894	105	72,999
Exchange rate differences				109		109		109
Valuation of actual and derivative financial instruments
Gains/losses recognised directly in equity			1,292			1,292		1,292
Changes in deferred taxes recognised directly in equity			–347			–347		–347
Changes in equity recognised directly in equity			945	109		1,054		1,054
Consolidated income					4,186	4,186	160	4,346
Consolidated comprehensive income	0	0	945	109	4,186	5,240	160	5,400
Non-controlling interests						0	19	19
Status as at 30.06.2010	9,600	27,466	–1,692	–3,367	46,127	78,134	284	78,418

Status as at 31.12.2010	9,600	27,466	–1,081	–3,071	63,750	96,664	269	96,933
Exchange rate differences				–356		–356		–356
Valuation of actual and derivative financial instruments
Gains/losses recognised directly in equity
Changes in equity recognised directly in equity				–356		–356		–356
Consolidated income					7,220	7,220	42	7,262
Consolidated comprehensive income	0	0	0	–356	7,220	6,864	42	6,906
Non-controlling interests						0	–9	–9
Status as at 30.06.2011	9,600	27,466	–1,081	–3,427	70,970	103,528	302	103,830

28	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Bilanzierungs- und Bewertungsmethoden

Die W.E.T. AG hat ihren Konzernabschluss zum 31. Dezember 2010 in Übereinstimmung mit den zum Abschlussstichtag gültigen und in der EU anzuwenden-den International Financial Reporting Standards (IFRS) erstellt. Die für die Aufstellung des Konzernabschlusses zum 31. Dezember 2010 angewandten Bilan-zierungs- und Bewertungsmethoden wurden im vorliegenden verkürzten Konzern Zwischenabschluss mit Ausnahme der erstmals anzuwendenden neuen IFRS Standards und Interpretationen unverändert übernommen. Der verkürzte Konzern Zwischenabschluss für das erste Halbjahr des Geschäftsjahres 2011 wurde gemäß IAS 34 Zwischenberichterstattung aufgestellt.

Weiterführende Informationen, insbesondere zu den im Einzelnen angewandten Bilanzierungs- und Bewertungsmethoden, sind dem Konzernabschluss zum 31. Dezember 2010 zu entnehmen.

Die Konzernwährung lautet auf Euro (€). Sämtliche Beträge werden in Tausend Euro (T€) angegeben, soweit nichts anderes vermerkt ist.

Die Versicherung der gesetzlichen Vertreter erfolgte gemäß dem Deutschen Rechnungslegungsstandard Nr. 16 (DRS 16) Zwischenberichterstattung des Deutschen Rechnungslegungs Standards Committee e. V. (DRSC).

Der verkürzte Konzern Zwischenabschluss wurde nicht von einer Wirtschaftsprüfungsgesellschaft geprüft.

Der verkürzte Konzern Zwischenabschluss und Konzern Zwischenlagebericht der W.E.T. AG für das erste Halbjahr 2011 wurde mit dem Aufsichtsrat erörtert und anschließend vom Vorstand zur Veröffentlichung freigegeben.

Neue Rechnungslegungsvorschriften

Die W.E.T. AG hat die nachfolgend aufgelisteten neuen und überarbeiteten IFRS Standards und Interpretationen erstmals zum 1. Januar 2011 angewendet. Aus der Anwendung dieser Standards und Interpretationen ergeben sich im verkürzten Konzern Zwischenabschluss keine wesentlichen Auswirkungen auf die Vermögens-, Finanz- und Ertragslage des Konzerns.

Standard		Anwendungs- pflicht	Übernahme durch die EU	Voraussichtliche Auswirkungen auf die W.E.T. Gruppe
IFRS 1	Erstmalige Anwendung der International Financial Reporting Standards – Begrenzte Befreiung erstmaliger Anwender von Vergleichsangaben nach IFRS 7	01.07.2010	Ja	Keine
IAS 24	Angaben über Beziehungen zu nahestehenden Unternehmen und Personen	01.01.2011	Ja	Unbedeutend
IAS 32	Finanzinstrumente: Darstellung – Klassifizierung von Bezugsrechten	01.02.2010	Ja	Keine
IFRIC 14	Vorauszahlungen im Rahmen von Mindestdotierungsverpflichtungen	01.01.2011	Ja	Unbedeutend
IFRIC 19	Tilgung finanzieller Verbindlichkeiten durch Eigenkapitalinstrumente	01.07.2010	Ja	Keine

Die folgende Tabelle zeigt alle veröffentlichten Standards und Interpretationen, deren Anwendung für das Geschäftsjahr 2011 noch nicht verpflichtend ist. Keiner dieser Standards wurde vom W.E.T. Konzern vorzeitig angewandt.

W.E.T. Automotive Systems Aktiengesellschaft	29

Corporate disclosures

(Uncertified translation from the original report)

Accounting and valuation methods

W.E.T. AG has prepared its consolidated accounts up to December 31, 2010 in compliance with the International Financial Reporting Standards (IFRS) applicable in the EU and in force on the reporting date. The accounting and valuation methods applied for the consolidated accounts on December 31, 2010 were also applied unmodified in the present abridged corporate interim financial statements with the exception of the new IFRS standards and interpretations to be newly applied. The abridged corporate interim financial statements for the first half of the financial year 2011 were prepared in compliance with IAS 34, Interim Financial Reporting.

For additional information, in particular on the individually applied accounting and valuation methods, please see the corporate consolidated accounts of December 31, 2010.

The Group currency is the euro (€ ). All amounts are in thousands of euros (‘000), unless otherwise indicated.

The underwriting of the legal representatives took place in compliance with German Accounting Standard No. 16 (DRS 16), Interim Financial Reporting of the German Financial Reporting Standards Committee (DRSC).

The abridged corporate interim financial statements were not audited.

The abridged corporate interim financial statements and corporate interim management report of W.E.T. AG for the first half of 2011 were discussed with the board of directors and subsequently released for publishing by corporate management.

New accounting standards

W.E.T. AG has applied the new and modified IFRS Standards and Interpretations for the first time on January 1, 2011. There is no significant impact resulting from the application of these standards and interpretations in the abridged corporate interim financial statement on the assets, finances and earnings of the Group.

Standard		Mandatory application date	Adopted by the EU	Expected impact on the W.E.T. Group
IFRS 1	First-time Adoption of International Financial Reporting Standards – Limited exemption for first-time adopters from comparative disclosures in accordance with IFRS 7	01.07.2010	Yes	None
IAS 24	Related Party Disclosures	01.01.2011	Yes	Insignificant
IAS 32	Financial Instruments: Presentation – Classification of rights issues	01.02.2010	Yes	None
IFRIC 14	Prepayments of a Minimum Funding Requirement	01.01.2011	Yes	Insignificant
IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments	01.07.2010	Yes	None

The following accounting regulations were issued in the first half of 2011. These were approved by the IASB but are not yet compulsory for the reference period and have not been taken into consideration during the first half of 2011.

30	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Standard		Anwendungs- pflicht	Übernahme durch die EU	Voraussichtliche Auswirkungen auf die W.E.T. Gruppe
IFRS 1	Erstmalige Anwendung der International Financial Reporting Standards – Ersetzung von „Stichtagen” für bestimmte Ausnahmen durch „Übergangszeitpunkt auf IFRS”	01.07.2011	Nein	Keine
IFRS 1	Erstmalige Anwendung der International Financial Reporting Standards – Zusätzliche Befreiung für Unternehmen, die nicht mehr unter einer schweren Hyperinflation leiden	01.07.2011	Nein	Keine
IFRS 7	Finanzinstrumente: Offenlegungen – Änderungen zur Erweiterung der Offenlegung von Übertragungen von finanziellen Vermögenswerten	01.07.2011	Nein	Unbedeutend
IFRS 9	Finanzinstrumente: Klassifizierung und Bewertung	01.01.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IFRS 10	Konzernabschlüsse	01.01.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IFRS 11	Gemeinschaftliche Vereinbarungen	01.10.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IFRS 12	Angaben über die Beteiligung an anderen Unternehmen	01.01.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IFRS 13	Fair Value Bewertung	01.01.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IAS 1	Änderungen zur Darstellung von Posten im Other Comprehensive Income (OCI)	01.07.2012	Nein	Grundsätzlichvon Bedeutung; in Prüfung
IAS 12	Einkommens- und Ertragsbesteuerung – Änderung des begrenzten Anwendungsbereichs (Erholung der Basiswerte)	01.01.2012	Nein	Keine
IAS 19	Änderungen der Bilanzierung von Leistungen an Arbeitnehmer, insbesondere Leistungen nach Beendigung von Arbeitsverhältnissen und Pensionen	01.01.2013	Nein	Grundsätzlich von Bedeutung; in Prüfung
IAS 27	Einzelabschlüsse	01.01.2013	Nein	Keine
IAS 28	Anteile an assoziierten Unternehmen und Gemeinschaftsunternehmen	01.01.2013	Nein	Keine

Deutscher Corporate Governance Kodex und Erklärung zur Unternehmensführung

Der Vorstand und der Aufsichtsrat der W.E.T. AG haben eine aktualisierte Entsprechungserklärung gemäß § 161 AktG abgegeben. Diese wurde den Aktionären im Internet dauerhaft auf der Homepage www.wet-group.com zugänglich gemacht.

Anpassungen nach IAS 8

Im Geschäftsjahr 2011 entschloss sich die W.E.T. die Kontenzuordnung innerhalb der Konzerngewinn- und Verlustrechnung anzupassen. Zielsetzung war eine bessere Analysefähigkeit und damit verbunden höhere Aussagekraft für interne und externe Zwecke, insbesondere bei den Allgemeinen Verwaltungskosten und den Vertriebskosten. Diese Änderungen haben keinen Einfluss auf das operative Ergebnis.

Allgemeine Verwaltungskosten

Ab dem Geschäftsjahr 2011 erfolgt keine Umlage aus den Allgemeinen Verwaltungskosten in die Umsatz-, Vertriebs-, Forschungs- und Entwicklungskosten.

Vertriebskosten

Zudem erfolgte ab dem 1. Januar 2011 eine Zuordnung der Ausgangsfrachten in den Umsatzkosten.

W.E.T. Automotive Systems Aktiengesellschaft	31

Corporate disclosures

(Uncertified translation from the original report)

Standard		Mandatory application date	Adopted by the EU	Expected impact on the W.E.T. Group
IFRS 1	First-time Adoption of International Financial Reporting Standards – Replacement of fixed dates for certain exceptions with ‘the date of transition to IFRS’	01.07.2011	No	None
IFRS 1	First-time Adoption of International Financial Reporting Standards – Additional exemption for entities ceasing to suffer from severe hyperinflation	01.07.2011	No	None
IFRS 7	Financial Instruments: Disclosures – Amendments enhancing disclosures about transfers of financial assets	01.07.2011	No	Insignificant
IFRS 9	Financial Instruments: Classification and Measurement	01.01.2013	No	Generally significant; under review
IFRS 10	Consolidated Financial Statements	01.01.2013	No	Generally significant; under review
IFRS 11	Joint Arrangements	01.10.2013	No	Generally significant; under review
IFRS 12	Disclosure of Interests in Other Entities	01.01.2013	No	Generally significant; under review
IFRS 13	Fair Value Measurement	01.01.2013	No	Generally significant; under review
IAS 1	Amendments to revise the way other comprehensive income is presented	01.07.2012	No	Generally significant; under review
IAS 12	Income taxes – Limited scope amendment (recovery of underlying assets)	01.01.2012	No	None
IAS 19	Amended Standard resulting from the Post-Employment Benefits and Termination Benefits projects	01.01.2013	No	Generally significant; under review
IAS 27	Separate Financial Statements	01.01.2013	No	None
IAS 28	Investments in Associates and Joint Ventures	01.01.2013	No	None

German Corporate Governance Code and corporate governance declaration

The Board of Directors and the Supervisory Board of W.E.T. AG have issued an updated declaration of conformity pursuant to Section 161 of the German Stock Corporation Act (AktG). This declaration has been made permanently available to shareholders at www.wet-group.com.

Adjustments according to IAS 8

In the 2011 financial year, W.E.T. decided to change account allocations in the consolidated income statement. This should make the accounts easier to analyze and provide more meaningful data for internal and external reporting, especially with regard to general administrative expenses and distribution costs. The changes have no impact on operating results.

General administrative expenses

Beginning in the 2011 financial year, general administrative expenses will no longer be reported as part of the cost of sales, distribution costs, and research and development expenses.

Distribution costs

Starting on January 1, 2011, outbound freight charges are now reported as part of the cost of sales.

32	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Gemäß der geänderten Kostenzuordnung wurden die Positionen der Konzerngewinn- und Verlustrechnung des ersten Halbjahres 2010 wie folgt angepasst:

	Berichtete Werte vor Umgliederung	Umgliederung		nach Umgliederung
	2010	Vertriebskosten	Allgemeine Verwaltungskosten	2010
Umsatzerlöse	108.493			108.493
Umsatzkosten	–78.156	–1.266	417	–79.005
Bruttoergebnis	30.337			29.488
Vertriebskosten	–4.939	1.266	87	–3.586
Forschungs- und Entwicklungskosten	–9.348		336	–9.012
Allgemeine Verwaltungskosten	–7.093		–840	–7.933
Sonstige betriebliche Erträge	805			806
Operatives Ergebnis	9.762			9.762

Konsolidierungskreis

Im Mai 2011 wurde die Vorratsgesellschaft ComairRotron GmbH, Odelzhausen, für die Gründung des neuen Joint Ventures HeWe GmbH verwandt. Die Gesellschaft wird als At Equity bewertete Beteiligung mit ihrem anteiligen neu bewerteten Eigenkapital im Konzernabschluss der W.E.T. bilanziert.

Mit Ausnahme dieses Vorgangs blieb die Beteiligungsstruktur gegenüber dem Vorjahreszeitraum unverändert.

W.E.T. Automotive Systems Aktiengesellschaft	33

Corporate disclosures

(Uncertified translation from the original report)

To reflect the new cost allocation, the consolidated income statement items of the first half year of 2010 have been adjusted as follows:

	Reported figures prior to reclassification	Reclassification		After reclassification
	2010	Distribution expenses	Administrative expenses	2010
Revenues	108,493			108,493
Cost of sales	–78,156	–1,266	417	–79,005
Gross profit	30,337			29,488
Distribution expenses	–4,939	1,266	87	–3,586
Research and development costs	–9,348		336	–9,012
Administrative expenses	–7,093		–840	–7,933
Other operating income	805			806
Operating results	9,762			9,762

Consolidated companies

ComairRotron GmbH of Odelzhausen, a dormant company, was used to form the new joint venture, HeWe GmbH, in May 2011. The W.E.T. Group includes its share of the joint venture’s equity in the consolidated financial statements, using the equity method.

Except for this transaction, the structure of shareholdings has not changed since the prior-year period.

34	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Währungskurse

Die für die Währungsumrechnung zugrunde liegenden maßgeblichen Wechselkurse haben sich im Verhältnis zum Euro wie folgt verändert:

	Stichtagskurs		Jahresdurchschnittskurs
	2011	2010	2011	2010
Kanadischer Dollar	0,7117	0,7543	0,7299	0,7260
Ungarischer Forint	0,003745	0,003571	0,003714	0,003675
US-Dollar	0,6951	0,7543	0,7131	0,7506
Chinesischer Renminbi	0,1075	0,1141	0,1091	0,1099
Ukrainische Griwna	0,08808	0,09352	0,08983	0,09305
Koreanischer Won	0,000645	0,000666	0,000648	0,000649

Segmentberichterstattung des Konzerns

Die Segmentberichterstattung wurde gemäß den Regelungen des IFRS 8 erstellt und basiert auf den internen Berichten für die Hauptentscheidungsträger der W.E.T. Gruppe. Diese Informationen bilden die Grundlage für die interne Steuerung und unternehmerische Entscheidungen in Hinblick auf die Verwendung und Aufteilung der Ressourcen innerhalb des Konzerns.

Unterteilung der Geschäftssegmente in die Regionen der W.E.T. Gruppe

Das interne Berichtswesen innerhalb der W.E.T. Gruppe basiert im Wesentlichen auf den drei in geografische Regionen aufgeteilten Konzernbereichen. Für die Automobilzuliefererindustrie sind dies die folgenden wichtigen Absatz- und Produktionsregionen:

•	Nordamerika

•	Europa

•	Asien

Zudem werden im Bereich „Sonstiges” die zentralen Funktionen des Konzerns wie Verwaltung und IT und die intern berichteten Konzerngesellschaften Comair und W.E.T. Special Products zusammengefasst, da diese die relevanten Größenkriterien nicht erfüllen, um unabhängig zu berichtende Segmente laut Definition in IFRS 8 zu bilden. Ab dem Geschäftsjahr 2011 wird Comair als Bestandteil der Region Asien im internen Berichtswesen der W.E.T. berichtet. In 2010 war Comair noch unter Sonstiges mit 1.352 T€ Umsatzerlöse mit Dritten und 401 T€ Operatives Ergebnis ausgewiesen.

Den Segmentinformationen liegen dieselben Bilanzierungs- und Bewertungsmethoden zugrunde wie dem Konzernabschluss der W.E.T. AG.

Die Außenumsatzerlöse stellen die Umsatzerlöse aus Verkäufen an konzernfremde Dritte dar. Die Innenumsatzerlöse beziehen sich auf die Umsatzerlöse, welche zwischen den Segmenten angefallen sind.

Innerhalb der W.E.T. Gruppe erfolgte Lieferungen und Leistungen werden wie unter fremden Dritten zu marktüblichen Konditionen abgewickelt.

Das operative Ergebnis zeigt das Ergebnis des jeweiligen Segments vor Steuern und Zinsen. Die Abschreibungen enthalten planmäßig angefallene Abschrei-bungen der Berichtsperiode sowie den Wertminderungsaufwand der Berichtsperiode.

In der Zeile Investitionen werden jeweils die gesamten Anschaffungskosten gezeigt, die während der Berichtsperiode durch den Erwerb von Segmentvermögen (Sachanlagen und immaterielle Vermögenswerte) verursacht wurden und von denen erwartet wird, dass sie über mehr als eine Berichtsperiode genutzt werden.

W.E.T. Automotive Systems Aktiengesellschaft	35

Corporate disclosures

(Uncertified translation from the original report)

Exchange rates

The exchange rates used for the translation of the key currencies have changed in relation to the Euro as follows:

	Closing rate		Average annual rate
	2011	2010	2011	2010
Canadian Dollar	0.7117	0.7543	0.7299	0.7260
Hungarian Forint	0.003745	0.003571	0.003714	0.003675
US Dollar	0.6951	0.7543	0.7131	0.7506
Chinese Renminbi	0.1075	0.1141	0.1091	0.1099
Ukrainian Hryvnia	0.08808	0.09352	0.08983	0.09305
Korean Won	0.000645	0.000666	0.000648	0.000649

Group segment reporting

Segment reporting was prepared in accordance with IFRS 8 and is based on the internal reports prepared for the chief operating decision-makers of the W.E.T. Group. This information forms the basis for internal monitoring and entrepreneurial decisions relating to the use and allocation of resources within the Group.

Segmentation into regions of the W.E.T. Group

Internal reporting within the W.E.T. Group is mainly split into segments based on the Group’s presence in three geographic regions. For the automotive supplier industry, the following are important sales and production areas:

•	North America

•	Europe

•	Asia

In addition, central Group functions such as administration and IT and the subsidiaries Comair and W.E.T. Special Products, which are reported on internally, are aggregated in the “Others” segment because they do not reach the relevant size criteria to form independent reportable segments as defined by IFRS 8. Beginning with the 2011 financial year, Comair will be considered part of the Asia region in W.E.T.’s internal reporting. In 2010, Comair was still reported under Others with third-party revenue of € 1,352 k and operating results of € 401 k.

Segment information is based on the same accounting principles as the consolidated financial statements of W.E.T. AG.

External revenue represents revenue from sales to third parties. Internal revenue refers to the revenue generated between the different segments.

Deliveries and services within the W.E.T. Group are handled in the same way as those made to third parties, under standard market conditions.

Operating result shows the earnings of the respective segment before interest and taxes. Depreciation and amortization includes scheduled depreciation and amortization for the period, and also any impairment losses accounted for during the reporting period.

The “Capital expenditure” line contains the total purchase cost arising from the acquisition of segment assets (tangible and intangible assets) that are expected to be used over more than one reporting period.

36	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

In T€	Asien 01.01.2010 bis 30.06.2010	Nordamerika 01.01.2010 bis 30.06.2010	Europa 01.01.2010 bis 30.06.2010	Sonstiges 01.01.2010 bis 30.06.2010	Überleitung 01.01.2010 bis 30.06.2010	Summe 01.01.2010 bis 30.06.2010
Umsatzerlöse mit Dritten	24.763	31.443	45.056	7.231	0	108.493
Umsatzerlöse mit anderen Segmenten	1.830	584	1.160	12.664	–16.238	0
Umsatzerlöse gesamt	26.593	32.027	46.216	19.895	–16.238	108.493
Operatives Ergebnis (EBIT)	4.442	2.537	2.431	980	–628	9.762
Währungsgewinne und Verluste						1.384
Bewertungserträge und -aufwendungen Finanzinstrumente						–2.770
Zinserträge und -aufwendungen						–2.419
Ergebnis vor Ertragsteuern						5.957
Einkommen- und Ertragsteuern						–1.611
Ergebnis						4.346
Investitionen	488	1.273	443	1.011	0	3.215

Für das Geschäftsjahr 2010 resultieren die Werte aus der Spalte Überleitung im Wesentlichen aus der Konsolidierung von konzerninternen Transaktionen.

In T€	Asien 01.01.2011 bis 30.06.2011	Nordamerika 01.01.2011 bis 30.06.2011	Europa 01.01.2011 bis 30.06.2011	Sonstiges 01.01.2011 bis 30.06.2011	Überleitung 01.01.2011 bis 30.06.2011	Summe 01.01.2011 bis 30.06.2011
Umsatzerlöse mit Dritten	33.152	43.164	50.458	2.205	0	128.979
Umsatzerlöse mit anderen Segmenten	1.894	515	2.436	13.715	–18.560	0
Umsatzerlöse gesamt	35.046	43.679	52.894	15.920	–18.560	128.979
Operatives Ergebnis (EBIT)	3.280	6.408	3.675	1.758	–1.505	13.616
Währungsgewinne und Verluste						–195
Bewertungserträge und -aufwendungen Finanzinstrumente						–1.560
Zinserträge und -aufwendungen						–2.675
Ergebnis vor Ertragsteuern						9.186
Einkommen- und Ertragsteuern						–1.924
Ergebnis						7.262
Investitionen	1.087	969	650	1.792	–130	4.368

Für das Geschäftsjahr 2011 resultieren die Werte aus der Spalte Überleitung im Wesentlichen aus der Konsolidierung von konzerninternen Transaktionen.

Entwicklung des Segmentvermögens in den verschiedenen Regionen

In T€	zum 30.06.2011	zum 31.12.2010
Segmentvermögen
Asien	42.506	49.016
Nordamerika	36.648	36.687
Europa	45.073	25.553
Sonstiges	72.914	97.862
Summe der Segmente	197.141	209.118
Überleitung Segmente	–20.013	–36.887
Segmentvermögen	177.128	172.231
Nicht zugeordnete Vermögenswerte	42.125	42.132
Konsolidierte Summe Vermögenswerte	219.253	214.363

W.E.T. Automotive Systems Aktiengesellschaft	37

Corporate disclosures

(Uncertified translation from the original report)

In € ‘000	Asia 01.01.2010 to 30.06.2010	North America 01.01.2010 to 30.06.2010	Europe 01.01.2010 to 30.06.2010	Others 01.01.2010 to 30.06.2010	Reconciliation 01.01.2010 to 30.06.2010	Total 01.01.2010 to 30.06.2010
Revenue with third parties	24,763	31,443	45,056	7,231	0	108,493
Revenue with other segments	1,830	584	1,160	12,664	–16,238	0
Total revenue	26,593	32,027	46,216	19,895	–16,238	108,493
Operating results (EBIT)	4,442	2,537	2,431	980	–628	9,762
Currency gains and losses						1,384
Income and expenses from the measurement the financial instruments						–2,770
Interest income and expenses						–2,419
Earnings before income taxes						5,957
Taxes on income						–1,611
Earnings						4,346
Capital expenditure	488	1,273	443	1,011	0	3,215

The figures in the “Reconciliation” column for the 2010 financial year are mainly the result of eliminating intercompany transactions.

In € ‘000	Asia 01.01.2011 to 30.06.2011	North America 01.01.2011 to 30.06.2011	Europe 01.01.2011 to 30.06.2011	Others 01.01.2011 to 30.06.2011	Reconciliation 01.01.2011 to 30.06.2011	Total 01.01.2011 to 30.06.2011
Revenue with third parties	33,152	43,164	50,458	2,205	0	128,979
Revenue with other segments	1,894	515	2,436	13,715	–18,560	0
Total revenue	35,046	43,679	52,894	15,920	–18,560	128,979
Operating results (EBIT)	3,280	6,408	3,675	1,758	–1,505	13,616
Currency gains and losses						–195
Income and expenses from the measurement the financial instruments						–1,560
Interest income and expenses						–2,675
Earnings before income taxes						9,186
Taxes on income						–1,924
Earnings						7,262
Capital expenditure	1,087	969	650	1,792	–130	4,368

The figures in the “Reconciliation” column for the 2011 financial year are mainly the result of eliminating intercompany transactions.

Development of the segment assets in the different regions was as follows

In € ‘000	as at 30.06.2011	as at 31.12.2010
Segment assets
Asia	42,506	49,016
North America	36,648	36,687
Europe	45,073	25,553
Others	72,914	97,862
Total segments	197,141	209,118
Reconciliation of segments	–20,013	–36,887
Segment assets	177,128	172,231
Unallocated assets	42,125	42,132
Consolidated total assets	219,253	214,363

38	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Die Hauptentscheidungsträger betrachten zur Überwachung der Ertragskraft und der Verteilung von Ressourcen zwischen den Segmenten ebenfalls regel mäßig die Vermögenswerte. In den nicht zugeordneten Vermögenswerten sind die Positionen Firmenwert, Anteile an verbundenen Unternehmen und Ausleihungen an verbundene Unternehmen enthalten.

Produkte und Dienstleistungen der berichtspflichtigen Segmente

In den berichtspflichtigen Segmenten werden innerhalb der W.E.T. Gruppe in erster Linie die Produktgruppen

•	Sitzkomfort und

•	Autokabeltechnik

entwickelt, produziert und vertrieben.

Die Produktgruppe Sitzkomfort umfasst Sitzheizungs- und Sitzbelüftungselemente und die Produktgruppe Autokabeltechnik beinhaltet alle Produkte zur Verkabelung von Bauteilen.

Externe Umsatzerlöse

In T€	01.01.2011 bis 30.06.2011	01.01.2010 bis 30.06.2010
Sitzkomfort	107.974	88.929
Autokabeltechnik	21.005	19.564
Konzern	128.979	108.493

Wesentliche Kosten/Erträge innerhalb der Segmente werden im Konzernlagebericht detailliert erörtert.

Informationen über Hauptkunden

Gemäß IFRS 8.34 teilen sich die Umsätze nach Hauptkunden der W.E.T. Gruppe für 2011 wie folgt auf:

Kunde A	26,8%	(Vorjahr: 27,6%)
Kunde B	13,7%	(Vorjahr: 15,4%)
Kunde C	13,3%	(Vorjahr: 12,3%)

Die Umsätze mit den Kunden werden im Wesentlichen innerhalb der drei ausgewiesenen Berichtssegmente Asien, Nordamerika und Europa getätigt.

Geografische Informationen

Die externen Umsatzerlöse und das langfristige Vermögen der W.E.T. Gruppe setzen sich aus nationalen und internationalen Anteilen zusammen, die jeweils in den Regionen generiert werden bzw. diesen zurechenbar sind.

Die nationalen Umsatzerlöse beziehen sich dabei auf die fakturierten Verkäufe an in Deutschland ansässige Kunden.

Externe Umsatzerlöse in T€	01.01.2011 bis 30.06.2011	01.01.2010 bis 30.06.2010
National	24.411	26.194
International	104.568	82.299
Konzern	128.979	108.493

Langfristige Vermögenswerte in T€	zum 30.06.2011	zum 31.12.2010
National	15.050	15.274
International	87.948	91.651
Konzern	102.998	106.925

W.E.T. Automotive Systems Aktiengesellschaft	39

Corporate disclosures

(Uncertified translation from the original report)

To monitor the performance and allocation of resources between the segments, the chief operating decision-makers regularly examine the assets. Unallocated assets comprise goodwill, shares in affiliated companies, and lending to affiliated companies.

Products and services of reportable segments

The reportable segments in the W.E.T. Group develop, produce and sell products allocated to two groups:

•	seat comfort; and

•	automotive cable technology.

The product group “seat comfort” comprises seat heating and seat ventilation elements, and the product group “automotive cable technology” includes all items used for the cabling of components.

External revenue

In € ‘000	01.01.2011 to 30.06.2011	01.01.2010 to 30.06.2010
Seat comfort	107,974	88,929
Automotive cable technology	21,005	19,564
Group	128,979	108,493

Detailed comments on major costs/income arising in the segments can be found in the Group management report.

Information on main customers

In accordance with IFRS 8.34 the following represent revenues from major customers of the W.E.T. Group during 2011:

Customer A	26.8%	(prior year: 27.6%)
Customer B	13.7%	(prior year: 15.4%)
Customer C	13.3%	(prior year: 12.3%)

Revenues with customers are mainly generated in the three presented reporting segments of Asia, North America and Europe.

Geographic information

External revenues and non-current assets of the W.E.T. Group are made up of national and international components that are generated in, and attributable to, the various regions.

National revenues represent invoiced sales to customers domiciled in Germany.

External revenues in € ‘000	01.01.2011 to 30.06.2011	01.01.2010 to 30.06.2010
National	24.411	26,194
International	104.568	82,299
Group	128.979	108,493

Non-current assets in € ‘000	as at 30.06.2011	as at 31.12.2010
National	15,050	15,274
International	87,948	91,651
Group	102,998	106,925

40	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Anzahl der Mitarbeiter

Die Anzahl der Mitarbeiter – über den Durchschnitt von zwölf Monaten ermittelt – betrug zum 30. Juni 2011 5.130 gegenüber 4.723 zum 31. Dezember 2010. Im Vergleich zum Juni 2010 erhöhte sich die Anzahl der Mitarbeiter im Juni 2011 um 700 Personen.

Steuern vom Einkommen und Ertrag

Die Steuern vom Einkommen und Ertrag des Konzerns im ersten Halbjahr 2011 in Höhe von 1.924 T€ (Vorjahr 1.611 T€) teilten sich in 1.859 T€ laufende Steuern (Vorjahr 2.405 T€) und 65 T€ latente Steuern auf (Vorjahr 794 T€ latenter Steuerertrag). Aufgrund der überarbeiteten Schätzung hat sich die Steuer-quote im ersten Halbjahr 2011 gegenüber dem Vorjahreszeitraum von 27,0% auf 20,9% verändert.

Bei der Steuerschätzung wurden auf einen Teil der bestehenden Verlustvorträge keine aktiven latenten Steuern gebildet, da nicht mit Sicherheit davon ausgegangen werden kann, diese in den nächsten Jahren nutzen zu können. Auf die Bestandteile des Sonstigen Ergebnisses im ersten Halbjahr 2011 entfällt ein Steueraufwand in Höhe von 0 T€ auf Erfolgsneutrale Gewinne/Verluste Finanzinstrumente (Vorjahr 347 T€).

Beziehungen zu nahestehenden Unternehmen und Personen

Gemäß den Related Party Disclosures des IAS 24 müssen Personen oder Unternehmen, welche die W.E.T. Gruppe beherrschen oder von ihr beherrscht werden, angegeben werden, soweit sie nicht bereits als konsolidiertes Unternehmen in den Konzernabschluss einbezogen sind. Von einer Beherrschung wird ausgegangen, wenn die Muttergesellschaft mehr als die Hälfte der Stimmrechte einer anderen unternehmerischen Einheit besitzt.

Bis zum 16. Mai 2011 hielt die Indigo Capital LLP durch ihre verbundenen Unternehmen Indigo Capital IV L.P. und ICWET L.P. die Mehrheitsanteile an der W.E.T. AG. Am 16. Mai 2011 ging die Beherrschung auf Amerigon, Inc. über, welche seitdem durch ihr verbundenes Unternehmen Amerigon Europe die Mehr-heitsanteile an der W.E.T. AG hält.

Des Weiteren gilt die Angabepflicht nach IAS 24 für Personen, die einen maßgeblichen Einfluss auf die Finanz- und Geschäftspolitik der W.E.T. Gruppe ausüben sowie auf Geschäfte mit verbundenen Unternehmen.

Personen in Schlüsselpositionen sind Personen, die für Planung, Leitung und Überwachung der Tätigkeiten eines Unternehmens direkt oder indirekt zustän-dig und verantwortlich sind. Wir zählen in der W.E.T. Gruppe die Mitglieder des Vorstands in seiner aktuellen Aufstellung und des Aufsichtsrats für Zwecke des IAS 24 zu den Personen in Schlüsselpositionen. Die Geschäftsvorfälle mit Personen in Schlüsselpositionen werden unter dem Punkt Geschäftsvorfälle mit beherrschenden Unternehmen und nahestehenden Personen erläutert.

Die Tochtergesellschaften der W.E.T. AG sind – bis auf das im Mai 2011 gegründete Joint Venture HeWe GmbH (At Equity bewertete Beteiligung) – aus-schließlich voll konsolidierte Unternehmen. Das 2009 gegründete Joint Venture W.E.T. Yongsan ist voll konsolidiert, da die W.E.T. Gruppe eine beherrschende Stellung einnimmt.

Mittelbare und unmittelbare Muttergesellschaften

Bis zum 16. Mai 2011 hielt die Indigo Capital LLP, London, Great Britain, mittelbar über Tochtergesellschaften, 2.162.351 Stimmrechte an der W.E.T. AG, was 67,6% der ausgegebenen Anteile an der W.E.T. AG entspricht.

Die ICWET L.P., London, Great Britain, und die Indigo Capital IV L.P., London, Great Britain, welche letztlich von Indigo Capital LLP beherrscht werden, hielten unmittelbar Anteile an der W.E.T. AG. Die ICWET L.P. hielt 1.075.866 Stimmrechte, entsprechend rund 33,6% der von der W.E.T. AG ausgegebenen Anteile, und die Indigo Capital IV L.P. hielt 926.497 Stimmrechte, entsprechend rund 29,0% des Anteilskapitals der W.E.T. AG.

Weitere Tochtergesellschaften der Indigo Capital LLP, London, Great Britain, sind die Indigo Capital (Holdings) Limited, London, Great Britain, die Indigo Capital Fund IV (GP) Ltd. (England), London, Great Britain, die Indigo Capital IV General Partner L.P., Edinburgh, Great Britain, und die ICWET GP Limited, London, Great Britain.

Am 16. Mai 2011 erfolgte eine Änderung der Anteilsinhaberstruktur der W.E.T.

Zum 30. Juni 2011 hielt die Amerigon, Inc. mittelbar über ihre Tochtergesellschaft Amerigon Europe 2.479.066 Stimmrechte an der W.E.T. AG, was 77,5% der ausgegebenen Anteile an der W.E.T. AG entspricht. Hierbei sind der Amerigon Europe die 159.988 von der W.E.T. gehaltenen eigenen Aktien zugerechnet.

W.E.T. Automotive Systems Aktiengesellschaft	41

Corporate disclosures

(Uncertified translation from the original report)

Number of employees

The average number of employees in the twelve months leading up to June 30, 2011 was 5,130 (4,723 on December 31, 2010). As at June 2011, the number of employees had risen by 700 since June 2010.

Taxes on income

The Group’s taxes on income in the first half of 2011 amounted to € 1,924 k (prior year: € 1,611 k), consisting of € 1,859 k in current taxes (prior year: € 2,405 k) and € 65 k in deferred tax liabilities (prior year: € 794 k in deferred tax assets). Due to estimated revisions, the tax rate in the first half of 2011 changed to 20.9% from the 27.0% used in the prior-year period.

Deferred tax assets for some of the existing losses carried forward were not recognized in the tax estimate because it is not certain that they can be used in future years. No taxes (prior year: € 347 k) were accrued for gains/losses from financial instruments recognized directly in equity since there were no such instruments in the first half of 2011.

Related party relationships

According to IAS 24 – Related Party Disclosures, individuals or companies that control or are controlled by the W.E.T. Group must be specified, unless they are already included as consolidated companies in the consolidated financial statements. Control is presumed when a parent owns more than half of the voting rights of another entity.

Until May 16, 2011, Indigo Capital LLP – through its affiliated companies, Indigo Capital IV L.P. and ICWET L.P. – held the majority interest in W.E.T. AG. On May 16, 2011, control was transferred to Amerigon, Inc., which now holds the majority interest in W.E.T. AG through its affiliated company, Amerigon Europe.

Moreover, the disclosure obligation pursuant to IAS 24 applies to individuals that have a substantial influence on the financial and business policies of the W.E.T. Group and to transactions with affiliated companies.

Key management personnel are individuals who are directly or indirectly in charge and responsible for planning, managing and supervising the activities of an entity. In the W.E.T. Group, we consider the members of the Board of Directors in its current composition, and the members of the Supervisory Board, to be key management personnel as defined in IAS 24. Transactions with key management personnel are explained under Transactions with controlling entities and related personnel.

Except for the HeWe GmbH joint venture formed in May 2011 (measured using the equity method), all subsidiaries of W.E.T. AG are fully consolidated companies. The W.E.T. Yongsan joint venture, formed in 2009, is fully consolidated since it is controlled by the W.E.T. Group.

Direct and indirect parents

Until May 16, 2011, Indigo Capital LLP of London, Great Britain, held indirectly via subsidiaries 2,162,351 voting rights in W.E.T. AG, representing 67.6% of the issued shares of W.E.T. AG.

ICWET L.P., London, Great Britain, and Indigo Capital IV L.P., London, Great Britain, which are ultimately controlled by Indigo capital LLP, directly hold shares in W.E.T. AG. IC WET L.P holds 1,075,866 voting rights representing around 33.6% of the issued shares of W.E.T. AG, and Indigo Capital IV L.P. holds 926,497 voting rights representing around 29.0% of the share capital of W.E.T. AG.

Further subsidiaries of Indigo Capital LLP, London, Great Britain are Indigo Capital (Holdings) Limited, London, Great Britain, Indigo Capital Fund IV (GP) Ltd. (England), London, Great Britain, Indigo Capital IV General Partner L.P., Edinburgh, Great Britain and ICWET GP Limited, London, Great Britain.

A change in the shareholder structure of W.E.T. took place on May 16, 2011.

As at June 30, 2011, Amerigon, Inc. indirectly held 2,479,066 of the voting rights in W.E.T. AG, equivalent to 77.5% of the issued shares of W.E.T. AG through its subsidiary, Amerigon Europe. This includes the 159,988 shares held by W.E.T. itself through Amerigon Europe.

42	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Geschäftsvorfälle mit beherrschenden Unternehmen und nahestehenden Personen

Die Mitglieder des Vorstands und Aufsichtsrats der W.E.T. AG waren unmittelbar oder mittelbar an der ICWET L.P., London, England, beteiligt. Über die Beteiligung an der ICWET L.P. waren bis zum 16. Mai 2011 dem Vorstand 297.851 Stimmrechte (9,3%) und dem Aufsichtsrat 286.727 Stimmrechte (9,0%) an der W.E.T. AG zuzurechnen.

Alle offenen Geschäftsvorfälle mit dem bis zum 16. Mai 2011 unmittelbar beherrschenden Unternehmen wurden im ersten Halbjahr 2011 beglichen:

Das vom Vorstand und Aufsichtsrat der W.E.T. AG unmittelbar beziehungsweise mittelbar durch die ICWET L.P. gewährte nachrangige Gesellschafterdarlehen in Höhe von 7.163 T€ mit einem Zinssatz in Höhe von 15% p. a. wurde im Rahmen des Gesellschafterwechsels und der neuen Finanzierung von der W.E.T. AG inklusive angefallener Zinsen getilgt.

Die W.E.T. AG und die Amerigon Europe, eine 100%ige Tochtergesellschaft der Amerigon, Inc. schlossen am 16. Juni 2011 einen Beherrschungs- und Gewinnabführungsvertrag gemäß § 291 Abs. 1 Satz 1 AktG mit der W.E.T. AG als abhängige Gesellschaft und der Amerigon Europe als herrschendes Unter-nehmen. Dem Beherrschungs- und Gewinnabführungsvertrag haben die Gesellschafterversammlung der Amerigon Europe am 16. Juni 2011 und die Haupt-versammlung der W.E.T. AG am 16. August 2011 zugestimmt.

Im Rahmen des Erwerbs der Mehrheit der Anteile der W.E.T. durch Amerigon Europe wurde neben dem Business Combination Agreement, dem Share Purchase Agreement, dem Patent Litigation Settlement Agreement zwischen der W.E.T. AG und Amerigon, Inc. eine Vertraulichkeitsvereinbarung über die vertrauliche Behandlung von Informationen abgeschlossen. Diese wurde im Juli 2011 erneuert und ermöglicht den Parteien bis zum Vollzug des Beherrschungs- und Gewinnabführungsvertrags den Austausch von Informationen, soweit dies der Vorbereitung einer möglichen Zusammenarbeit und einer möglichen Schaffung von Synergien nach dem Wirksamwerden des Beherrschungs- und Gewinnabführungsvertrags förderlich ist.

Angaben nach § 315 HGB

Im Berichtszeitraum fanden im Vergleich zum Geschäftsbericht 2010 nachfolgende Veränderungen statt.

Zu § 315 Abs. 4 Nr. 2 HGB – Verpfändete Sicherheiten

Von Indigo Capital IV L.P. gehaltene Anteile waren im Rahmen der alten Finanzierung verpfändet und konnten ohne Freigabe nicht veräußert werden. Diese Pfandrechte besicherten Ansprüche zwischen Indigo Capital IV L.P. und UniCredit Bank AG beziehungsweise ING Bank N.V. Ebenso hat die W.E.T. AG als Sicherheit für erhaltene Bankdarlehen die von ihr gehaltenen Anteile an der W.E.T. Kanada im Rahmen der alten Finanzierung an das finanzierende Kreditinstitut verpfändet. Im Zuge der Umsetzung der Neufinanzierung wurden diese Pfandrechte Zug um Zug freigegeben.

Zu § 315 Abs. 4 Nr. 3 HGB – Beteiligungen am Kapital

Nach § 21 ff. WpHG erhielt die W.E.T. AG Meldungen über die Beteiligung am Kapital in Höhe von mehr als 50,0% und mehr als 10,0%.

Bis zum 16. Mai 2011 hielten die ICWET L.P. 33,6% und die Indigo Capital IV L.P. unmittelbar 29,0% der Anteile. Die Indigo Capital LLP, London, England, hielt bis zum 16. Mai 2011 unmittelbar und mittelbar über die Kette von kontrollierten Unternehmen Indigo Capital (Holdings) Limited, Indigo Capital Fund IV (GP) Ltd., Indigo Capital IV General Partner L.P., Indigo Capital IV L.P., ICWET GP Limited, ICWET L.P., W.E.T. Automotive Systems AG 67,6% der Anteile der W.E.T. AG. Ab dem 16. Mai 2011 hielten ICWET L.P., Indigo Capital IV L.P., Indigo Capital LLP, Indigo Capital (Holdings) Limited, Indigo Capital Fund IV (GP) Ltd., Indigo Capital IV General Partner L.P., ICWET GP Limited weder mittel- noch unmittelbar Anteile der W.E.T. AG.

Seit dem 16. Mai 2011 hält Amerigon, Inc. mittelbar über die 100%ige Tochtergesellschaft Amerigon Europe 72,5% des Grundkapitals der W.E.T. AG und –unter Berücksichtigung der von der W.E.T. AG gehaltenen 159.988 eigenen Anteile, aus denen der W.E.T. AG keine Rechte zustehen – 76,3% der Stimmrechte in der Hauptversammlung.

W.E.T. Automotive Systems Aktiengesellschaft	43

Corporate disclosures

(Uncertified translation from the original report)

Transactions with controlling entities and related personnel

Members of the Board of Directors and the Supervisory Board of W.E.T. AG directly or indirectly held shares in ICWET L.P. of London, England. Through the equity holding in ICWET L.P., the Board of Directors held 297,851 voting rights (9.3%) and the Supervisory Board held 286,727 voting rights (9.0%) in W.E.T. AG up until May 16, 2011.

All outstanding business transactions with the directly controlling entity, until May 16, 2011, were settled in the first half of 2011:

The junior shareholder loan of € 7,163 thousand with interest of 15% p.a., granted directly by the Board of Directors and the Supervisory Board of W.E.T. AG and indirectly by ICWET L.P., including accrued interest, was repaid, as part of the change in shareholding and refinancing of W.E.T. AG.

On June 16, 2011, W.E.T. AG and Amerigon Europe, a wholly-owned subsidiary of Amerigon, Inc., entered into a Domination and Profit and Loss Transfer Agreement as specified in Section 291 (1) Sentence 1 of the German Stock Corporation Act (AktG), with W.E.T. as the controlled company and Amerigon Europe as the controlling company. The Domination and Profit and Loss Transfer Agreement was approved in the shareholders’ meeting of Amerigon Europe on June 16, 2011 and the General Meeting of W.E.T. AG on August 16, 2011.

In addition to the Business Combination Agreement, the Share Purchase Agreement and the Patent Litigation Settlement Agreement concluded between W.E.T. AG and Amerigon, Inc., as part of Amerigon Europe’s purchase of a majority stake in W.E.T., the parties also concluded a non-disclosure agreement to treat information confidentially. This agreement was renewed in July 2011 and enables the parties to exchange information until such time as the Domination and Profit and Loss Transfer Agreement takes effect, wherever this is conducive to preparing for a potential collaboration and creating possible synergies after the Domination and Profit and Loss Transfer Agreement takes effect.

Disclosures pursuant to Section 315 of the German Commercial Code (HGB)

The following changes took place during the reporting period compared to the 2010 Annual Report.

Concerning Section 315 (4) no. 2 of the German Commercial Code (HGB) – Pledged securities

Shares held by Indigo Capital IV L.P. were pledged as part of the previous financing and could not be sold without approval. The pledges secured claims between Indigo Capital IV L.P. and UniCredit Bank AG or ING Bank N.V. Likewise, W.E.T. AG pledged its shares in W.E.T. Canada to the financing bank to secure the bank’s loans as part of its previous financing. These pledges were cleared sequentially during refinancing.

Concerning Section 315 (4) no. 3 of the German Commercial Code (HGB) – Equity interest

In accordance with Sections 21 et seq. of the German Securities Trading Act (WpHG), W.E.T. AG was notified of shareholders holding more than 50.0% and 10.0% of its equity.

Until May 16, 2011, ICWET L.P. directly held 33.6% and Indigo Capital IV L.P. 29.0% of the shares. Until May 16, 2011, Indigo Capital LLP of London, England held 67.6% of the shares in W.E.T. AG directly and indirectly through a chain of controlled companies (Indigo Capital (Holdings) Limited, Indigo Capital Fund IV (GP) Ltd., Indigo Capital IV General Partner L.P., Indigo Capital IV L.P., ICWET GP Limited, ICWET L.P., W.E.T. Automotive Systems AG). As from May 16, 2011, ICWET L.P., Indigo Capital IV L.P., Indigo Capital LLP, Indigo Capital (Holdings) Limited, Indigo Capital Fund IV (GP) Ltd., Indigo Capital IV General Partner L.P., ICWET GP Limited held no shares in W.E.T. AG, either directly or indirectly.

As from May 16, 2011, Amerigon, Inc. holds an indirect share of 72.5% of the capital stock in W.E.T. AG and – after including the 159,988 non-voting shares held by W.E.T. AG itself – 76.3% of the voting rights at the General Meeting, through its wholly owned subsidiary, Amerigon Europe.

44	W.E.T. Automotive Systems Aktiengesellschaft

Konzernanhangsangaben

Die Deutsche Balaton AG mit Sitz in Heidelberg hat am 20. Juli 2011 ein freiwilliges öffentliches Erwerbsangebot gemäß §§ 10 ff. WpÜG in Form eines Teil-angebots zum Erwerb von bis zu 50.000 Aktien der W.E.T. AG abgegeben.

Am 17. August 2011 veröffentlichte die Deutsche Balaton AG im elektronischen Bundesanzeiger gemäß § 23 Abs. 1 S. 1 Nr. 1 WpÜG, dass bis zum 17. August 2011, 10.00 Uhr die Deutschen Balaton AG unmittelbar rund 11,0% des Grundkapitals der W.E.T. AG hält und dass das freiwillige öffentliche Erwerbsange-bot bis zu diesem Zeitpunkt für 27.863 W.E.T.-Aktien angenommen worden ist (dies entspricht rund 0,9% des Grundkapitals der W.E.T. AG).

Zu § 315 Abs. 4 Nr. 8 HGB – Kontrollwechsel infolge eines Übernahmeangebots

Im Falle eines Change of Control hat das Bankenkonsortium das Recht einer außerordentlichen Kündigung.

Ereignisse nach dem Bilanzstichtag

Die Erläuterungen zu den wesentlichen Transaktionen nach dem Bilanzstichtag befinden sich im Lagebericht unter 4. Wesentliche Ereignisse im ersten Halbjahr und nach dem Bilanzstichtag.

W.E.T. Automotive Systems Aktiengesellschaft	45

Corporate disclosures

(Uncertified translation from the original report)

On July 20, 2011, Deutsche Balaton AG with its registered seat in Heidelberg has issued a voluntary public tender offer according to Secs. 10 et seq. WpÜG in the form of a partial offer for the acquisition of up to 50,000 shares in W.E.T. AG.

On August 17, 2011 in accordance with Section 23 (1) S. 1, no. 1 WpÜG Deutsche Balaton AG announced in the elektronischer Bundesanzeiger, that at 10 a.m. on August 17, 2011 Deutsche Balaton hold directly around 11.0% of the capital stock in W.E.T. AG and that at this point in time the voluntary public offer was accepted for 27,863 shares of W.E.T. AG (around 0.9% of the capital stock in W.E.T. AG).

Concerning Section 315 (4) no. 8 of the German Commercial Code – Change of control due to a takeover bid

In the event of a change of control, the bank consortium is entitled to termination with immediate effect.

Events after the balance sheet date

Notes to significant transactions after the reporting date can be found in the management report under 4. Significant events in the first half year and after the reporting date.

46	W.E.T. Automotive Systems Aktiengesellschaft

Versicherung der gesetzlichen Vertreter

Declaration by the legal representatives

Wir versichern nach bestem Wissen, dass gemäß den anzuwendenden Rechnungslegungsgrundsätzen für die Zwischenberichtserstattung des Konzernabschlusses ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage des Konzerns vermittelt und im Konzernzwischenlagebericht der Geschäftsverlauf einschließlich des Ge-schäftsergebnisses und die Lage des Konzerns so dargestellt sind, dass ein den tatsächlichen Verhältnissen entsprechendes Bild vermittelt wird sowie die wesentlichen Chancen und Risiken der voraussichtlichen Ent-wicklung des Konzerns beschrieben sind.

Odelzhausen, den 17. August 2011

Der Vorstand

We herewith certify that, to the best of our knowledge and according to the applicable accounting principles for interim reports, the consolidated financial statements accurately reflect the asset, financial and earnings position of the Group and that the general course of business including the earnings and position of the Group are presented in the consolidated management interim report in a way that offers an accurate picture of the actual circumstances of the Group, as well as the major risks and opportunities associated with the foreseeable development of the Group.

Odelzhausen, August 17, 2011

The Board of Directors

Caspar Baumhauer Vorsitzender des Vorstands Chief Executive Officer	Thomas Liedl Vorstand Chief Financial Officer	Frithjof Oldorff Vorstand Chief Operating Officer

W.E.T. Automotive Systems Aktiengesellschaft	47

Rechtlicher Hinweis

Legal notice

Vorbehalt bei zukunftsgerichteten Aussagen

Der vorliegende Halbjahresfinanzbericht enthält in die Zukunft gerichtete Aussagen. Diese Aussagen basieren sowohl auf Annahmen als auch auf Einschätzungen, welche von der W.E.T. getroffen wurden. Hierbei wurden die gegenwärtig zur Verfügung stehenden Informationen berücksichtigt. In die Zukunft gerichtete Aussagen beziehen sich auf das Datum, an dem sie getroffen wurden. Die getroffenen Annahmen beinhalten Risiken und Unsi-cherheiten, wie z.B. Marktschwankungen, Entwicklung der Wechselkurse und Weltmarktpreise für Rohstoffe, welche zu Abweichungen tatsächlicher Ergebnisse von erwarteten führen können. Die W.E.T. übernimmt keine Ver-pflichtung, zukunftsgerichtete Aussagen fortzuschreiben oder an zukünf-tige Ereignisse und Entwicklungen nach dem Datum dieses Berichts anzupassen.

Disclaimer in respect of future-oriented statements

The present mid-year financial statement contains future-oriented statements. These statements are based on assumptions as well as on estimates made by W.E.T. Information currently available has been taken into account. Future-oriented statements refer to the date on which they were produced. Assumptions made include risks and uncertainties, such as market fluctuations, evolution of exchange rates and global market commodity prices, which can lead to a divergence of real results from those expected. W.E.T. accepts no obligation to update future-oriented statements or to adjust them to future events or developments after the date of this report.

48	W.E.T. Automotive Systems Aktiengesellschaft

Finanzkalender

Financial calendar

Zwischenbericht zum dritten Quartal 2011	November 2011
Interim Report for the Third Quarter 2011	November 2011

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Kontakt

Contact

Shareholder Office:

+49 (0)8134/933-933

shareholder.office@wet-group.com

W.E.T. Automotive Systems AG

Shareholder Office

Rudolf-Diesel-Straße 12

85235 Odelzhausen

Weitere Informationen erhalten Sie unter www.wet-group.com

Further information may be found under www.wet-group.com

W.E.T. Automotive Systems Aktiengesellschaft	49

W.E.T. Automotive Systems Aktiengesellschaft

Partner der Automobilindustrie. Weltweit.

Serving the automotive industry worldwide

Mexiko Mexico
W.E.T. Sistemas Automotrices,
S.A. de C.V.
(W.E.T. Mexiko)
Carr. Presa La Amistad Km 7.5
Parque Industrial La Paz
Ciudad Acuña, Coahuila
Mexico

USA USA
W.E.T. Automotive Systems
(Texas), Inc.
(W.E.T. USA)
2121-B Frontera Road
Del Rio, Texas 78840
USA

Motion Holdings LLC
(Motion Holdings)
2711 Centerville Road
Suite 400
Wilmington Delaware 19808
USA

Kanada Canada
W.E.T. Automotive Systems Ltd.
(W.E.T. Kanada)
3445 Wheelton Drive
Windsor, Ontario, N8W 5A6
Canada

Deutschland Germany
Headquarters
W.E.T. Automotive Systems AG
(W.E.T. AG)
Rudolf-Diesel-Straße 12
D-85235 Odelzhausen
Germany

W.E.T. Special Products GmbH
(W.E.T. Special Products)
Rudolf-Diesel-Straße 12
D-85235 Odelzhausen
Germany

Ungarn Hungary
W.E.T. Automotive Systems
Ungarn Kft.
(W.E.T. Ungarn)
Bányatelep 14
H-2084 Pilisszentiván
Hungary

Ukraine Ukraine
W.E.T. Automotive Ukraine TOV
(W.E.T. Ukraine)
Vakarova Str. 13
90300 Vynohradiv
Ukraine

Malta Malta
W.E.T. Holding (Malta) Limited
(W.E.T. Malta Holding)
Suite 6, Paolo Court
Guiseppe Cali Street
Ta'Xbiex, XBX 1423
Malta

W.E.T. Automotive Systems
(Malta) Limited
(W.E.T. ITC Malta)
Suite 6, Paolo Court
Guiseppe Cali Street
Ta'Xbiex, XBX 1423
Malta

China China
W.E.T. Automotive Systems
(China) Limited
(W.E.T. China)
Langfang Economic and
Technical Development Zone
No.3 Jinyuan Road
Langfang Hebei Prov.
P.R. China 065001

ComairRotron (Shanghai)
Fan Co., Ltd.
(Comair)
3333 Chang Ning Road
Withub Building 5F
Changning District
Shanghai 200336
China

Korea Korea
W.E.T. Automotive Systems Inc.
(W.E.T. Korea)
236 Gisan-dong
Ahsan-si, Chungchungnam-do
336-080
South Korea

Yongsan W.E.T. Korea Co., Ltd.
(W.E.T. Yongsan)
236 Gisan-dong
Ahsan-si, Chungchungnam-do
336-080
South Korea

Japan Japan
W.E.T. Automotive Systems AG
(Sales Office)
NC Takebashi Bldg. 6F
2-11 Kanda-Nishikicho
Chiyoda-ku, Tokyo 101-0054
Japan

W.E.T. Automotive Systems Aktiengesellschaft

W.E.T. Automotive Systems AG

Rudolf-Diesel-Straße 12 D-85235 Odelzhausen Telefon +49 (0) 8134 933 0 Telefax +49 (0) 8134 933 401 Internet www.wet-group.com